UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ALTICE USA, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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2021 Notice of Annual Meeting and Proxy Statement

June 16, 2021 at 9:00 a.m. Eastern Daylight Time
1 Court Square West, Long Island City, New York 11101

Altice USA, Inc.
1 Court Square West, Long Island City, New York 11101

Dear Stockholder:
This year’s annual meeting of stockholders will be a completely virtual meeting, conducted solely online through an audio webcast on Wednesday, June 16, 2021 at 9:00 a.m., Eastern Daylight Time. You will be able to attend the virtual annual meeting by logging in at www.virtualshareholdermeeting.com/ATUS2021. You will need the 16-digit control number provided on the Notice of Internet Availability of Proxy Materials (the “Notice”) or your proxy card.
The attached proxy statement provides information on how to participate in the 2021 virtual annual meeting and how to vote your shares, and explains the matters to be voted upon in detail.
Your vote is important to us. Stockholders may vote by using a toll-free telephone number or over the Internet. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided.
Very truly yours,
Dexter Goei
Chief Executive Officer
April 29, 2021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF ALTICE USA, INC.

Time:    9:00 a.m., Eastern Daylight Time
Date:    June 16, 2021
Place:    There will be no physical location for stockholders to attend. Stockholders may only participate by logging in at www.virtualshareholdermeeting.com/ATUS2021 and using the 16-digit control number provided on the Notice or your proxy card.
Purpose:
•Elect nine directors
•Ratify appointment of independent registered public accounting firm
•Conduct other business if properly raised
Only stockholders of record on April 19, 2021 may vote at the annual meeting.
Your vote is important. We urge you to vote your shares by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Important Notice: Our 2020 Annual Report on Form 10-K and the 2021 Proxy Statement are available at:
https://investors.alticeusa.com/investors/alticeusa/sec-filings/default.aspx

By order of the Board of Directors,
Michael E. Olsen
Executive Vice President,
General Counsel and Secretary
April 29, 2021

GENERAL INFORMATION
HOW TO VOTE
The 2021 Annual Meeting of Stockholders of Altice USA, Inc. (“Altice USA,” the “Company,” “we,” “us” and “our”) will take place on June 16, 2021 at 9:00 a.m. Eastern Daylight Time.
This year's annual meeting will be a completely virtual meeting of stockholders through an audio webcast live over the Internet. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. Please go to www.virtualshareholdermeeting.com/ATUS2021 for instructions on how to attend and participate in the annual meeting. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such website. Stockholders as of the record date may vote and submit questions while attending the annual meeting via the Internet by following the instructions listed on your proxy card. The webcast starts at 9:00 a.m., Eastern Daylight Time, on June 16, 2021. We encourage you to access the meeting prior to the start time.
As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending the Notice to our stockholders (other than those who previously requested electronic or paper delivery). All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials. There is no charge to you for requesting a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed set of proxy materials may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis.
You may vote by telephone, over the Internet or, if you receive a copy of the proxy card by mail, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
VOTING RIGHTS
Only holders of the Company’s Class A common stock (“Class A common stock”) and the Company’s Class B common stock (“Class B common stock”) (together, the “Altice USA common stock”), as recorded in our stock register at the close of business on April 19, 2021, may vote at the annual meeting. On April 19, 2021, there were 274,016,696 shares of Class A common stock and 185,797,891 shares of Class B common stock issued and outstanding. As of the date of this Proxy Statement, the Company has not issued any shares of its Class C common stock or its preferred stock.
Each share of Class A common stock is entitled to one vote per share, and each share of Class B common stock is entitled to twenty-five votes per share, in each case, on any matter submitted to a vote of our stockholders. Except as set forth below or as required by Delaware law, holders of shares of Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of our stockholders.
HOW PROXIES WORK
The Company’s Board of Directors (the “Board”) is asking for your proxy. If you submit a proxy but do not specify how to vote, the Company representative named in the proxy will vote your shares in favor of the director nominees identified in Proposal 1 in this proxy statement and for Proposal 2.
The Notice contains instructions for telephone and Internet voting. Also, if you receive a paper copy of the proxy card by mail, you may sign and return the proxy card in the envelope provided. Whichever method you use, giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against Proposal 2 or abstain from voting.
You may receive more than one Notice or proxy or voting card depending on how you hold your shares. If you hold shares through another party, such as a bank or brokerage firm, you may receive material from them asking how you want to vote.
REVOKING A PROXY
A stockholder may revoke any proxy which is not irrevocable by submitting a new proxy bearing a later date, by voting by telephone or over the Internet, or by delivering to the Secretary of the Company (the “Secretary”) a revocation of the proxy in writing so that it is received by the Company prior to the annual meeting at 1 Court Square West, Long Island City, New York 11101. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

SOLICITATION
These proxy materials are being provided in connection with the solicitation of proxies by the Company and are first being sent to stockholders on or about May 7, 2021. In addition to this mailing, the Company’s employees may solicit proxies personally, electronically or by telephone. The Company pays the costs of soliciting proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.
VOTES NEEDED
The vote required for Proposal 1 for the election of directors by stockholders, other than in a contested election of directors, shall be the affirmative vote of a majority of the votes cast with respect to a director nominee. For purposes of this paragraph, a ‘majority of the votes cast’ means that the number of votes cast ‘for’ a director must exceed the number of votes cast ‘against’ that director. In any contested election of directors, the nominees receiving the greatest number of the votes cast for their election, up to the number of directors to be elected in such election, shall be deemed elected. Abstentions and “broker non-votes” (as defined below) will not count as votes either ‘for’ or ‘against’ a nominee. A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is ten days prior to the date that the Company first mails its notice of meeting for such meeting to the stockholders.
Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present at the Internet meeting or represented by proxy and entitled to vote on the subject matter. For Proposal 2, an abstention will have the same effect as a vote against the proposal because an abstention represents a share considered present and entitled to vote.
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions for Proposal 2 to ratify selection of the Company’s independent registered public accounting firm, the broker may vote your shares with respect to Proposal 2 at its discretion. For the election of directors, the broker cannot vote your shares at all. When that happens, it is called a “broker non-vote.” Broker non-votes are counted in determining the presence of a quorum at the meeting, but they will have no effect on the voting for Proposals 1 and 2 because they do not represent shares present and entitled to vote.
QUORUM
In order to carry on the business of the meeting, we must have a quorum. This means that the holders of record of a majority of the voting power of the issued and outstanding shares of capital stock of the Company entitled to vote at the annual meeting must be represented at the annual meeting, either by proxy or present at the Internet meeting.
Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required, a majority of the voting power of the outstanding shares of such class or series or classes or series, present at the Internet meeting or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on that matter. Once a quorum is present to organize a meeting, it shall not be broken by the subsequent withdrawal of any stockholders.
BOARD AND GOVERNANCE PRACTICES
OVERVIEW
The board of directors (the “Board of Directors” or the “Board”) of Altice USA currently consists of nine members: Patrick Drahi (Chairman), Gerrit Jan Bakker, Manon Brouillette, David Drahi, Dexter Goei, Mark Mullen, Dennis Okhuijsen, Charles Stewart and Raymond Svider. See Stockholder Proposal 1 below for more information.
The following section provides an overview of our Board practices, Board committee responsibilities, leadership structure, risk oversight, governance practices and director compensation.

Board Independence	•Our Board has determined that three out of nine of our directors qualify as “independent” under the New York Stock Exchange (“NYSE”) Listing Standards.
Board Committees
•We have two committees of the Board—the Audit Committee and the Compensation Committee—each of which is composed entirely of independent directors.
•Each of our committees operates under its respective written charter and reports regularly to the Board concerning its activities.

Executive Sessions	•Our Board holds regular executive sessions of non-management directors. •The non-management directors specify the procedure to designate the director who will preside at each executive session.
Board Oversight of Risk
•Risk management is overseen by our Audit Committee.
•Our Compensation Committee reviews whether there are risks arising from our compensation practices to ensure that those practices encourage management and other employees to act in the best interests of our stockholders.

Corporate Governance Guidelines	•Our Board operates under our Corporate Governance Guidelines, which define director qualification standards and other appropriate governance procedures.
Annual Election of Directors	•Our second amended and restated bylaws (“Second Amended and Restated Bylaws”) provide for the annual election of all directors.
Majority Voting
•In accordance with our Second Amended and Restated Bylaws, all questions presented to stockholders, other than in respect of the election of directors, are decided by the affirmative vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote, unless otherwise required under applicable law.
•For the election of directors by stockholders, other than in a contested election of directors, the vote required is the affirmative vote of a majority of the votes cast with respect to a director nominee.

Related Party Transactions
•Our Related-Party Transactions Approval Policy requires the Audit Committee to review and approve, or take such other action as it may deem appropriate with respect to, any transactions involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” under the related‑party disclosure requirements of the SEC has an interest, on the other hand.
•The Related‑Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.

Open Lines of Communication
•Our Board promotes open and frank discussions with senior management.
•Our directors have access to all members of management and other employees and are authorized to hire outside consultants or experts at our expense.

Self-Evaluation	•Our Board and each of the Committees conduct annual self-evaluations.

Our Board
Our Board is composed of nine members, three of whom have been determined by the Board to be independent directors under applicable NYSE corporate governance standards. Mr. Patrick Drahi is the Chairman of our Board.
We entered into a stockholders’ agreement (the “Stockholders’ Agreement”) in June 2018 with Next Alt S.à r.l. (“Next Alt”), an entity of which Mr. Patrick Drahi is the sole indirect controlling shareholder, and A4 S.A., an entity controlled by Mr. Drahi’s family.
•Under the Stockholders’ Agreement, Next Alt has the right to designate a number of directors to the board (the “Next Alt Designees”) based on Next Alt’s voting power as follows:
◦If Next Alt, A4 S.A., Mr. Patrick Drahi (or his heirs or entities or trusts directly or indirectly under his or their control or formed for his or their benefit) or any of their affiliates (collectively, the “Drahi Group”) beneficially owns in the aggregate, at least 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate six directors to the Board, and the Company will cause the Board to consist of a majority of directors nominated by Next Alt;

◦If the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of our outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number;
◦If the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of our outstanding capital stock, Next Alt will not have the right to designate a number of directors to the Board equal to or exceeding 50% of directors comprising the entire Board. One of Next Alt’s designation nominations will be an individual designated by A4 S.A., and Next Alt will agree to vote its shares in favor of electing the individual designated by A4 S.A;
◦If a director designated by Next Alt or by A4 S.A. resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4 S.A., as the case may be, may fill the vacancy; and
◦In the event Mr. Drahi is not a member of our Board, one representative of the Drahi Group will have board observer rights.
Messrs. P. Drahi, Bakker, D. Drahi, Goei, Okhuijsen and Stewart are Next Alt Designees to our Board.
Our Board Meeting Quorum Requirements
Our amended and restated certificate of incorporation (the “Third Amended and Restated Certificate of Incorporation”) has the following quorum requirements for meetings of the Board:
•a majority of the number of directors then in office will constitute a quorum;
•in the event Next Alt is entitled to nominate three or more directors to the Board pursuant to the Stockholders’ Agreement, such quorum must include (i) the Chairman of the board of managers of Next Alt nominated by Next Alt to the Board pursuant to the Stockholders’ Agreement and two other directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement or (ii) in the event the Chairman of the board of managers of Next Alt is not a member of the Board, three directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement; and
•in the event Next Alt is entitled to nominate one or two directors to the Board pursuant to the Stockholders’ Agreement and such directors are elected to the Board by the stockholders of the Company, a quorum must include each of the directors nominated to the Board by Next Alt pursuant to the Stockholders’ Agreement.
MEETINGS
The Board met nine times in 2020. Each of our directors in 2020 attended at least 75 percent of the meetings of the Board and the committees of the Board on which he or she served.
We encourage our directors to attend annual meetings of stockholders; a majority of our directors attended our 2020 annual meeting.
COMMITTEES
The Board has two standing committees: the Audit Committee and the Compensation Committee, each of which consists entirely of independent board members.
AUDIT COMMITTEE
Committee members: Messrs. Mullen (Chairman) and Svider and Ms. Brouillette currently constitute the Audit Committee.
The Audit Committee met five times in 2020.
The primary responsibilities of the Audit Committee include:
•overseeing management’s establishment and maintenance of adequate systems of internal accounting, auditing and financial controls;
•reviewing the effectiveness of our legal, regulatory compliance and risk management programs;
•reviewing certain related party transactions in accordance with the Company’s Related Party Transaction Approval Policy;
•overseeing our financial reporting process, including the filing of financial reports; and

•selecting independent auditors, evaluating their independence and performance and approving audit fees and services performed by them.
Our Board has determined that each member of the Audit Committee is “independent” as defined under the listing standards of the NYSE and the requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is financially literate and has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that Mark Mullen, Chair of the Audit Committee, is an “audit committee financial expert” within the meaning of SEC rules and regulations.
The text of our Audit Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has established a procedure whereby complaints or concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit Committee. This procedure is described under “Communicating with Our Directors” below.
COMPENSATION COMMITTEE
Committee members: Messrs. Svider (Chairman) and Mullen and Ms. Brouillette currently constitute the Compensation Committee.
The Compensation Committee met four times in 2020.
The primary responsibilities of the Compensation Committee include:
•ensuring our executive compensation programs are appropriately competitive, support organizational objectives and stockholder interests and emphasize pay for performance linkage;
•evaluating and approving compensation and setting performance criteria for compensation programs for our chief executive officer and other executive officers;
•overseeing the implementation and administration of our compensation plans; and
•reviewing our compensation arrangements to determine whether they encourage excessive risk-taking and mitigating any such risk.
The text of our Compensation Committee charter is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
Our Board has determined that each member of the Compensation Committee is “independent” and meets the independence requirements applicable to compensation committee members under the rules of the NYSE.
In accordance with its charter, the Compensation Committee has the authority to engage outside consultants to assist in the performance of its duties and responsibilities. The Compensation Committee did not engage an outside consultant in 2020.
DIRECTOR NOMINATIONS
The Board has established a nomination mechanism in our Corporate Governance Guidelines. The Board is responsible for selecting the nominees for election to the Board, subject to the then applicable terms of the Stockholders’ Agreement.
DIRECTOR SELECTION
The Board selects new nominees for election as a director considering the following criteria:
•the then applicable terms of the Stockholders’ Agreement;
•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background and experience.

BOARD LEADERSHIP STRUCTURE
The Chairman shall have general and active management and control of the business and affairs of the Company, subject to the control of the Board and the Stockholders’ Agreement, and shall see that all orders and resolutions of the Board are carried into effect. The positions of Chairman and CEO may be filled by one individual or by two different individuals. Mr. Patrick Drahi serves as Chairman of the Board.
RISK OVERSIGHT
One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from the Audit and Compensation Committees, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee is responsible for considering and discussing our major financial risk exposures and cyber-security risks and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk taking. Board committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise‑level risk. The Board receives reports from members of our senior management and other personnel that include assessments and potential mitigation of the risks and exposures involved with their respective areas of responsibility.
CORPORATE GOVERNANCE GUIDELINES
We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted Corporate Governance Guidelines that serve as a flexible framework within which our Board and its committees operate. These guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, role of the chief executive officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.
The full text of our Corporate Governance Guidelines may be viewed at our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
CONTROLLED COMPANY
Our Class A common stock is listed on the NYSE. Because Mr. Patrick Drahi owns or controls (through entities controlled directly or indirectly by Mr. Drahi or his family (including Next Alt, Uppernext S.C.S.p. and A4 S.A.) as described in “Certain Relationships and Related Party Transactions”) shares representing a majority of the voting power of our outstanding common stock, we are a “controlled company” under NYSE corporate governance rules.
As a controlled company, we are eligible for exemptions from some of the requirements of these rules, including:
•the requirement that a majority of our Board consist of independent directors; and
•the requirement that we have a nominating and governance committee.
Consistent with these exemptions, we do not have (i) a majority of independent directors on our Board or (ii) a nominating and governance committee. The responsibilities that would otherwise be undertaken by a nominating and governance committee are undertaken by the full Board, or at its discretion, by a special committee established under the direction of the full Board.
Because of this control, Mr. Drahi and related parties control the outcome of any matters put before the stockholders.
DIRECTOR INDEPENDENCE
Messrs. Mullen and Svider and Ms. Brouillette have been determined by the Board to be independent directors under applicable NYSE corporate governance standards.

BOARD SELF-ASSESSMENT
The Board conducts a self-evaluation at least annually to determine whether it is functioning effectively. The Board periodically considers the mix of skills and experience that directors bring to the Board to assess whether the Board has the necessary tools to perform its oversight function effectively.
In addition, our Audit Committee and Compensation Committee each conduct their own annual self-assessment, which includes an assessment of the adequacy of their performance as compared to their respective charters.
EXECUTIVE SESSIONS OF NON-MANAGEMENT BOARD MEMBERS
Our Corporate Governance Guidelines provide that our non-management directors meet in executive session at least quarterly, with no members of management present. The non-management directors specify the procedure to designate the director who will preside at each executive session. Non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but independent directors under the rules of the NYSE meet separately in executive session at least once a year.
COMMUNICATING WITH OUR DIRECTORS
The Board welcomes communications from the Company’s stockholders, and it is the policy of the Company to facilitate communication from stockholders. The Board generally believes it is in the Company’s best interests that designated members of management speak on behalf of the Company. Stockholders and other interested parties wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board or to a particular Board member, by mailing such correspondence to:
Corporate Secretary
Altice USA, Inc.
Attn: General Counsel
1 Court Square West
Long Island City, NY 11101
Tel: 1-516-803-2300
Please indicate on the envelope whether the communication is from a stockholder or other interested party. The Board has instructed the Corporate Secretary and other relevant members of management to examine incoming communications and forward to the Board or individual Board members as appropriate, communications he or she deems relevant to the Board’s roles and responsibilities. The Board has requested that certain types of communications not be forwarded, and redirected if appropriate, such as: spam, business solicitations or advertisements, resumes or employment inquiries, service complaints or inquiries, surveys, or any threatening or hostile materials.
CODE OF BUSINESS CONDUCT AND ETHICS
Our Board has adopted a Code of Business Conduct and Ethics for all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of our Code of Business Conduct and Ethics is available on our website. Our Code of Business Conduct and Ethics is a “code of ethics” as defined in Item 406(b) of Regulation S-K. We will make any legally required disclosures regarding amendments to or waivers of provisions of our code of ethics on our website.
The full text of the code is available on our website at www.alticeusa.com. A copy may be obtained, without charge, by writing to Altice USA, Inc., Attn: Corporate Secretary, 1 Court Square West, Long Island City, New York 11101.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and NYSE by certain deadlines. Based on a review of Section 16 filings with respect to our company, the following transactions (all of which were exempt from Section 16(b)) were reported after the applicable reporting deadline: (i) Next Alt S.á. r.l., a 10% owner and director by deputization, filed two Form 4s reporting 12 transactions; and (ii) Mr. Grau filed a Form 4 reporting one transaction.
HEDGING
We do not have a formal hedging policy and do not prohibit our directors, officers or employees from entering into hedging transactions.

DIRECTOR COMPENSATION
Compensation for our non-employee directors is determined by our Board with the assistance of the Compensation Committee. See “Director Compensation Table” below for further details on director compensation.
In April 2021, the Board granted to each of the three independent directors an option award under the Altice USA Amended and Restated Long Term Incentive Plan. Each award provides an option to purchase 10,000 shares of Class A common stock of the Company. The options have an exercise price of $33.61 (equal to the volume weighted average trading price of a share of Class A common stock as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vest 50% on each of April 28, 2022 and 2023, respectively, provided that such director continues to provide services to the Company on the applicable vesting date.
DIRECTOR COMPENSATION TABLE
The table below shows the compensation paid to or earned by our directors for the year ending December 31, 2020. None of Messrs. Bakker, D. Drahi, P. Drahi, Goei, Okhuijsen and Stewart received any compensation from us for their services as directors of our Board in 2020.
Compensation for our directors is determined by our Board with the assistance of the Compensation Committee. Each of Messrs. Mullen and Svider and Ms. Brouillette receives a base fee of $72,500 per year. In addition, the Audit Committee chair receives an annual fee of $32,500 and Audit Committee members each receive an annual fee of $22,500. The Compensation Committee chair receives an annual fee of $22,500 and Compensation Committee members each receive an annual fee of $5,000.

Name	Year	Fees earned or paid in cash ($)	Total ($)
Raymond Svider	2020	117,500	117,500
Mark Mullen	2020	110,000	110,000
Manon Brouillette	2020	100,000	100,000
PROPOSAL 1
ELECTION OF DIRECTORS
The Board has nominated the nine director candidates named below, all of whom currently serve as our directors, to hold office until our next annual meeting of shareholders. There are no vacancies on the Board.
The Company representatives named in the proxy intend to vote for the election of each of the director nominees below, unless you indicate on your proxy that your vote should be voted against any or all of the nominees.
Information on each of our nominees is given below.
The Board recommends you vote FOR each of the following candidates:
Patrick Drahi, 57, is the chairman of our Board. He founded Altice Europe N.V. ("Altice Europe") and its subsidiaries (the “Altice Group”) in 2002. Mr. Drahi is president of the board of New Altice Europe B.V. Mr. Drahi is a graduate from the Ecole Polytechnique and Ecole Nationale Supérieure de Télécommunications and began his professional career with the Philips Group in 1988 where he was in charge of international marketing (UK, Ireland, Scandinavia, Asia) in satellite and cable TV (DTH, CATV, MMDS). In 1991, Mr. Drahi joined the US/Scandinavian group Kinnevik‑Millisat, where he was in charge of the development of private cable networks in Spain and France and was involved in the launch of commercial TV stations in Eastern Europe. In 1993, Mr. Drahi founded CMA, a consulting firm specialized in telecommunications and media, which was awarded a mandate from BCTV for the implementation of Beijing’s full service cable network. In addition, Mr. Drahi founded two cable companies, Sud Câble Services (1994) and Médiaréseaux (1995), where he was involved in several network deployments and buy-outs. When Médiaréseaux was taken over by United Pan-Europe Communications N.V. (“UPC”) at the end of 1999, Mr. Drahi advised UPC on its M&A activities until mid‑2001. Mr. Patrick Drahi is the father of Dr. David Drahi. Mr. Drahi’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Gerrit Jan Bakker, 50, joined Altice USA as a director in 2018. Mr. Bakker has over 14 years of experience in the telecommunications and media sector. Mr. Bakker currently serves as Group Treasurer at Altice Europe where Mr. Bakker is responsible for group-wide treasury management activities including financial risk management, liquidity management, intercompany financing, internal banking services, equity-related activities and management reporting. His previous experience also includes service in senior roles at Liberty Global plc where Mr. Bakker served as Deputy Treasurer. Mr. Bakker earned a Bachelor of Public Administration and Bachelor of Business Administration degrees from Erasmus University in Rotterdam, The Netherlands. Mr. Bakker’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and telecommunications.
Manon Brouillette, 53, joined Altice USA as a director in 2017. Ms. Brouillette served as Chief Executive Officer of Videotron from 2014 until January 2019. Previously, she served as Vice President of Product at Videotron. Since January 2019, Ms. Brouillette has been an advisor to certain venture capital and private equity firms. She serves on the boards of directors of National Bank of Canada, Lightspeed POS Inc., Beauty For All (BFA) Industries and Sonder. Ms. Brouilette has extensive experience in corporate transformation, new business models and digital transformation. Ms. Brouilette led a series of large-scale strategic rollouts including Videotron’s entry into the wireless market, the transformation to a digital-first cable television business model, and the evolution of Videotron from a content distributor to a fully integrated (creation, production & distribution) video content provider. In 2018, Ms. Brouillette led Videotron’s sub-brand business development, creating Fizz, the first 100% digital mobile and Internet provider in North America. Ms. Brouillette is involved in the women’s leadership programs Effet A and mentors start-up CEOs and Executives. Ms. Brouillette received a bachelor’s degree in communications and marketing from the Université Laval and completed the University of Western Ontario’s Ivey Executive Program. Ms. Brouillette’s qualifications to serve on our Board include her substantial experience in the areas of corporate strategy and operations.
David Drahi, 26, joined Altice USA as a director in 2019. Dr. Drahi graduated from the University of Oxford with a D.Phil. in Atomic and Laser Physics, obtained his Master in Optics and Photonics from the Imperial College of London, and pursued his Bachelor of Physics at Ecole Polytechnique Fédérale in Lausanne, Switzerland. His research covered the fields of Quantum Optics and Quantum Cryptography. He previously worked at Cabovisao, previously owned by Altice Europe, and Icart, a subcontractor to Altice Europe. David Drahi is Patrick Drahi's son. Dr. Drahi’s qualifications to sit on our Board include his experience in the areas of corporate strategy and operations.
Dexter Goei, 49, has served as Chief Executive Officer of Altice USA since 2016. Mr. Goei was chairman of the boards of Altice USA and Altice Europe until the Distribution and a director of Altice Europe until October 2018. Mr. Goei first joined the Altice Group as Chief Executive Officer in 2009, helping to lead its development and growth from a French cable operator to a multinational telecoms operator with fixed and mobile assets across six different territories serving both residential and enterprise clients. Prior to joining the Altice Group, Mr. Goei spent 15 years in investment banking first with JPMorgan and then Morgan Stanley in their Media & Communications Group in New York, Los Angeles and London. He was Co‑Head of Morgan Stanley’s European Media & Communications Group when he left to join Altice. Mr. Goei is a graduate of Georgetown University’s School of Foreign Service with cum laude honors. Mr. Goei’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and telecommunications.
Mark Mullen, 56, joined Altice USA as a director in 2017. Mr. Mullen is co-founder and Managing Director of Bonfire Ventures, founded in 2017. Mr. Mullen also founded Double M Partners in 2012 and has since served as Managing Partner. Both Bonfire and Double M manage early stage capital funds in Los Angeles. Mr. Mullen also founded Mull Capital in 2005, an evergreen fund that invests directly in startups and in other investment funds. All of the funds focus on investing in internet, media and technology with primary emphasis on business to business solutions, security and software. Prior to Double M Partners, Mr. Mullen served as COO of the City of Los Angeles (Economic Policy) and Senior Advisor to the then-Mayor Antonio Villaraigosa where he oversaw several of the City of Los Angeles’s assets including the LA International Airport (LAX), LA Convention Center, the Planning and Building & Safety Departments, as well as the Office of Small Business Services. From 1993 until 2007, Mr. Mullen ran the international M&A and private equity group for Daniels & Associates, an investment bank focused on the cable TV and broadband industry. Mr. Mullen was a senior partner of Daniels when it was acquired by RBC Capital Markets in 2007 where he stayed until 2010 as Managing Director. Mr. Mullen earned his BSBA with cum laude honors from the University of Denver in 1986 and earned his MBA in international business from the Thunderbird School of Global Management in 1992. Mr. Mullen’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations, finance and investments, including, capital markets, capital allocation and mergers and acquisitions.
Dennis Okhuijsen, 50, joined Altice USA as a director in 2017. Mr. Okhuijsen joined the Altice Group in September 2012 and served as its CFO until October 2018. He currently serves as a senior advisor to the Altice Group. Before joining the Altice Group, he was a Treasurer for Liberty Global plc from 2005 until 2012. From 1993 until 1996, he was a senior accountant at Arthur Andersen. Mr. Okhuijsen joined UPC in 1996 where he was responsible for accounting, treasury and investor relations up to 2005. His experience includes raising and maintaining non-investment grade capital across both the loan markets as well as the bond/equity capital market. In his previous capacities he was also responsible for financial risk management, treasury and operational financing. He holds a Master’s of Business Economics from the Erasmus University Rotterdam. Mr. Okhuijsen’s qualifications to sit on our Board include his substantial experience in the areas of corporate finance and strategy, including capital markets and capital allocation.
Charles Stewart, 51, is the Chief Executive Officer of Sotheby's. Mr. Stewart served as Co-President and Chief Financial Officer of Altice USA from 2015 to 2019 and has served as a director of Altice USA since 2018. Mr. Stewart joined Altice USA after 21 years of corporate, finance and investment banking experience in the United States, Latin America and Europe. Most recently, Mr. Stewart served as Chief Executive Officer of Itau BBA International plc from 2013 until 2015, where he oversaw Itau‑Unibanco’s wholesale banking activities in Europe, the United States and Asia. Prior to that, he spent nineteen years at Morgan Stanley as an investment banker in various roles, including nine years focusing on the U.S. cable, broadcast and publishing industries. Mr. Stewart also acted as Deputy Head of Investment Banking for EMEA and was a member of the global investment banking management committee. Mr. Stewart is a graduate of Yale University. Mr. Stewart’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, operations and finance.
Raymond Svider, 58, joined Altice USA as a director in 2017. Mr. Svider is the Chairman and a Partner of BC Partners. He joined the firm in 1992 and is currently based in New York. Over the years, Mr. Svider has participated and led investments in a number of sectors including TMT, healthcare, industrials, business services, consumer and retail. He is currently Executive Chairman of PetSmart, Chairman of the Board of Chewy, Inc (NYSE “CHWY”), Chairman of the Advisory Board of The Aenova Group, and also serves on the boards of Intelsat (NYSE “I”), Navex Global, GFL Environmental (NYSE “GFL”), GardaWorld, and Presidio, Inc. Mr. Svider previously served as a Director of Accudyne Industries, Teneo Global, Office Depot, Multiplan, Unity Media, Neuf Cegetel, Polyconcept, Neopost, Nutreco, UTL and Chantemur. Mr. Svider is also on the Boards of the Mount Sinai Children’s Center Foundation in New York and the Polsky Center Private Equity Council at the University of Chicago. Mr. Svider received an MBA from the University of Chicago and an MS in Engineering from both Ecole Polytechnique and Ecole Nationale Superieure des Telecommunications in France. Mr. Svider’s qualifications to sit on our Board include his substantial experience in the areas of corporate strategy, finance and investments.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board has approved the retention of KPMG LLP (“KPMG”) as our independent registered public accountants for 2021. KPMG will audit our financial statements for fiscal year 2021. We are asking that you ratify that appointment, although your ratification is not required. A KPMG representative will attend the annual meeting to answer appropriate questions and to make a statement if he or she desires.
This proposal requires the affirmative vote of the majority of the votes cast by the holders of Class A common stock and Class B common stock, voting together as a single class. In accordance with our Third Amended and Restated Certificate of Incorporation, holders of Class A common stock have one vote per share and holders of Class B common stock have twenty-five votes per share.
The Board recommends you vote FOR this proposal.
KPMG LLP Information
The following table presents fees for services rendered by KPMG in 2020 and 2019.

	2020	2019
	(in thousands)
Audit Fees(1)	$4,765	$4,587
Audit Related Fees	840	—
Tax Fees(2)	855	662
All other Fees(3)	532	435
Total Fees	$6,992	$5,684

(1)Audit fees for 2020 and 2019 consisted principally of fees charged for services related to the annual audit of the Company’s consolidated financial statements, audits of internal control over financial reporting, quarterly reviews of the Company’s interim consolidated financial statements and procedures related to the Company's debt offerings.

(2)Tax fees for 2020 and 2019 consisted of fees for the preparation of tax returns and tax consultation services.
(3)All other fees primarily relate to diligence services performed.
The Audit Committee’s policy requires that the Audit Committee pre-approve audit and non-audit services performed by the independent registered public accounting firm. The Audit Committee may delegate its pre-approval authority to the Chairman or any other member of the Audit Committee. All of the services for which fees were disclosed in the table above were pre-approved under the Audit Committee’s pre-approval policy.
REPORT OF AUDIT COMMITTEE
In accordance with its charter, the Audit Committee assists the Board in its oversight of the Company’s financial reporting process. Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm (the “independent auditor”) is responsible for auditing the Company’s annual financial statements and expressing opinions as to the conformity of the annual financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.
As part of its oversight activities during 2020, the Audit Committee discussed with the independent auditor the overall scope and plans for its audit and approved the terms of its engagement letter. The Audit Committee also reviewed the Company’s internal audit plan. The Audit Committee met with the independent auditors and with the Company’s internal auditors, in each case with and without other members of management present, to discuss the results of their respective examinations, their evaluations of the Company’s internal controls and the overall quality and integrity of the Company’s financial reporting. Additionally, the Audit Committee reviewed the performance, responsibilities, budget and staffing of the Company’s internal auditors. Further, the Audit Committee monitored the Company’s response to matters raised through the confidential hotline and also discussed with management the processes by which the Company assesses and manages exposure to risks.
In the performance of its oversight function, the Audit Committee reviewed and discussed with management and the independent auditor the audited financial statements for the year ended December 31, 2020 and the independent auditor’s evaluation of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent auditor the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with the independent auditor that firm’s independence. All audit and non-audit services performed by the independent auditor were approved in accordance with the Audit Committee’s pre-approval policy, and the Audit Committee has concluded that the provision of such services to the Company is compatible with the independent auditor’s independence.
Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Members of the Audit Committee
Mark Mullen (chair)	Manon Brouillette	Raymond Svider

OUR EXECUTIVE OFFICERS
Our current executive officers are:

Dexter Goei	Chief Executive Officer (CEO)
Michael J. Grau	Chief Financial Officer (CFO)
Abdelhakim Boubazine	President, Telecom and Chief Operating Officer (COO)
Michael E. Olsen	Executive Vice President, General Counsel and Secretary
Colleen Schmidt	Executive Vice President, Human Resources
Biography for Dexter Goei is provided above in Stockholder Proposal 1.
Michael J. Grau, 55, is Chief Financial Officer of Altice USA. In this role, he oversees the Company’s financial and accounting matters as well as its strategic planning and analysis, internal audit, tax, investor relations and treasury activities. He joined Altice USA through the Cablevision acquisition where he most recently served as Executive Vice President of Financial Planning & Control at the Company. Prior to this, Mr. Grau held various leadership roles in finance at Cablevision for more than 15 years. Earlier in his career he held senior financial positions at Winstar Communications, Health Professionals Inc, and Deloitte & Touche. Mr. Grau earned his bachelor’s degree in Accounting from Hofstra University.
Abdelhakim Boubazine, 45, is President, Telecom and Chief Operating Officer of Altice USA, and has served as Chief Operating Officer of Altice USA since 2016. He joined the Altice Group in 2014 as CEO of Altice in the Dominican Republic. There he oversaw cable television, broadband and mobile operations, serving more than four million customers. Prior to Altice, Mr. Boubazine was CEO of ERT, a company specializing in the design, construction and operation of the latest‑generation cable and fiber networks in France, Belgium, Luxembourg and the French West Indies and which was one of the main sub‑contractors of Altice in these regions. Prior to joining the telecommunications industry, he had an international career of more than 10 years in the oil and gas industry, where he occupied various operations, business and senior management roles in Europe, Asia, North America, Africa and the Middle East. Mr. Boubazine holds an engineering degree from the École Centrale de Lyon and a Master’s degree in Theoretical Physics from the University of Strasbourg. He is also a post‑graduate in Petroleum Engineering & Management from Imperial College of London.
Michael E. Olsen, 56, is Executive Vice President, General Counsel and Secretary for Altice USA. As General Counsel and Secretary, Mr. Olsen is responsible for all legal affairs for the Company. Prior to his appointment, he served as a Senior Vice President in the Altice USA Legal department where he oversaw the Company’s legal activities in support of US operations, as well supporting regulatory and legislative policies across all of the Company’s business interests. Prior to the acquisition of Cablevision by Altice, Mr. Olsen held the position of Senior Vice President, Legal Regulatory and Legislative Affairs overseeing the Company’s public policy and legal strategy at the FCC, Congress, and before state and local government, developing and implementing legal policy for the Company across the range of its businesses. Mr. Olsen is a former clerk to the US District Court in Los Angeles and graduate of Georgetown University (JD) and Loyola Marymount University (BBA).
Colleen Schmidt, 52, is Executive Vice President, Human Resources of Altice USA. In this role she oversees the human resources function and is charged with conceiving of and executing on organizational and HR initiatives across the Company in order to foster an efficient, high-performing workforce. Ms. Schmidt joined Altice USA through the Cablevision acquisition, where she was serving as Senior Vice President, Human Resources and Internal Communications. Prior to that, Ms. Schmidt spent almost 20 years in HR leadership roles within the electronics distribution, financial services and entertainment industries, including Vice President of Global Talent Management for Arrow Electronics, Managing Director, Human Resources for the Consumer and Global Products and Services divisions of Marsh Inc. as well as earlier roles at Home Box Office and T. Rowe Price Associates. Ms. Schmidt holds a bachelor’s degree in psychology from the University of Virginia.

COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE SUMMARY
Overview
This section discusses the material components of our executive compensation program for each of our named executive officers in 2020. Our named executive officers are:
•Dexter Goei, Chief Executive Officer (CEO) and member of our Board;
•Michael J. Grau, Chief Financial Officer (CFO);
•Abdelhakim Boubazine, President, Telecom and Chief Operating Officer (COO);
•Michael E. Olsen, Executive Vice President, General Counsel and Secretary; and
•Colleen Schmidt, Executive Vice President, Human Resources.
The compensation discussed in this section is the compensation paid to our named executive officers with respect to their service to Altice USA in 2020.
Executive Compensation Philosophy
The Company’s executive compensation philosophy is based on the following principles:
•provide total compensation that attracts, motivates and retains individuals with the knowledge, expertise and experience required for each specific role;
•deliver an appropriate proportion of the total compensation package through variable pay elements linked to performance over the short- and long-term;
•encourage and reward performance that will lead to long-term enhancement of stockholder value; and
•take into account compensation practices in the markets in which we operate and compete for talent.
Determination of Compensation
The Compensation Committee is responsible for overseeing our overall compensation structure and assessing whether our compensation structure results in appropriate compensation levels and incentives for executive management. Compensation levels for our named executive officers are determined by the Compensation Committee within the framework of the Company’s executive compensation philosophy, as described above, and in consideration of a number of factors, such as the nature of the role, experience and performance of the individual and compensation levels for similar roles in the market. Each year, the Chairman of the Board reviews the performance of the CEO and recommends to the Compensation Committee base salary adjustments, an annual bonus based upon performance against the objectives approved by the Compensation Committee, and long-term incentive grants for the CEO. The management of the Company provides to the Compensation Committee the CEO’s recommendations on the compensation, including an annual bonus and long-term incentive grants for executive officers, other than the CEO.
ROLE OF COMPENSATION COMMITTEE
The responsibilities of the Compensation Committee are set forth in its charter. Among other responsibilities, the Compensation Committee (1) establishes our general compensation philosophy and, in consultation with management, oversees the development and implementation of compensation programs; (2) reviews and approves corporate goals and objectives relevant to the compensation of our CEO and the other executive officers of the Company who are required to file reports under Section 16(a) of the Exchange Act, evaluates such executive officers’ performance in light of those goals and objectives and determines and approves their compensation levels based upon those evaluations; and (3) administers our stockholder-approved compensation plans.
BENCHMARKING
The Compensation Committee reviewed and compared compensation for a core peer group of companies in the same general industry or industries as the Company, as well as companies of similar size and business mix to evaluate the competitiveness and appropriateness of our compensation program. The Compensation Committee selected the following list of companies that would comprise our peer group for 2020 compensation decisions:

•AT&T Inc.
•Lumen Technologies, Inc. (formerly CenturyLink, Inc.)
•Charter Communications, Inc.
•Comcast Corporation
•DISH Network Corporation
•Frontier Communications Corporation
•Sprint Corporation
•T-Mobile US, Inc.
•Verizon Communications Inc.
•Windstream Holdings, Inc.
The Compensation Committee determined that the peer group currently represented an appropriate benchmark for the competitive market for our senior executive talent, based on our business operations and competitive labor markets.
Management presented to the Compensation Committee a comparison of base rate of salary, projected bonus, total cash compensation (defined as base salary plus bonus), long-term incentives and total direct compensation (defined as total cash compensation plus the value of long-term incentives) of our named executive officers with the 25th, median and 75th percentile of the peer group.
The Compensation Committee also received information from management comparing actual 2018 peer group compensation (the most recent peer compensation data available at the time) and projected 2019 and 2020 compensation levels for the named executive officers to comparable positions among the peer companies. Compensation of Mr. Goei, the Company’s CEO, was compared to chief executive officers at the peer group companies. Compensation of Mr. Grau, the Company’s CFO was compared to chief financial officers at the peer group companies. Compensation of Mr. Boubazine, the Company’s President, Telecom and COO, was compared to chief operating officers at the peer group companies. Compensation of Mr. Olsen, the Company’s Executive Vice President, General Counsel, was compared to general counsels at the peer group companies. Compensation of Ms. Schmidt, the Company’s Executive Vice President, Human Resources, was compared to top human resources executive roles in the Willis Towers Watson executive general industry compensation survey.
Based on the total compensation review, the Compensation Committee set a general guideline for target total direct compensation for named executive officers at or near the median of the peer group based on a combination of internal and market considerations. Internal factors include experience, skills, position, level of responsibility, historic and current compensation levels, internal relationship of compensation levels between executives, as well as attraction and retention of executive talent. Market considerations include referencing market pay levels and pay practices among a peer group of companies with a reference to the median of the peer group. The Compensation Committee’s decisions are based upon a combination of these considerations and may exceed or fall below the median of the peer group. The Compensation Committee believed that this range was appropriate in light of the dynamics, diversity, complexities and competitive nature of the Company’s businesses as well as the Company’s performance. The Compensation Committee believed that the guideline for target total direct compensation provided a useful point of reference, along with the other factors described above, in administering the Company’s executive compensation program.
SAY ON PAY
In accordance with the advisory vote on the frequency of the stockholder advisory vote on executive compensation submitted to stockholders at the Company’s 2019 annual meeting, the Company will hold a stockholder advisory vote on executive compensation every three years. The most recent executive compensation advisory vote was held at the Company’s 2019 annual meeting of stockholders, at which approximately 99% of the votes of holders of Class A and Class B common stock, voting together as a single class, approved the advisory vote on the compensation of the executive officers. More than a majority of the votes of Class A common stock were cast to approve the advisory vote on the compensation of executive officers. The Compensation Committee considered the affirmative outcome of this vote for compensation and has continued to apply the same principles when making compensation decisions for our named executive officers.
The next executive compensation advisory vote will be held at the 2022 annual meeting of stockholders.

ELEMENTS OF COMPENSATION
BASE SALARIES
The named executive officers receive a base salary to compensate them for services provided to the Company. Base salary is intended to provide a fixed component of compensation reflecting various factors, such as the nature of the role and the experience and performance of the individual. The Compensation Committee in 2020 reviewed the base salaries of the executive officers. The Compensation Committee adjusted Mr. Grau’s and Mr. Olsen’s base salaries from $325,000 to $400,000 effective January 1, 2020. The Compensation Committee kept all other named executive officers’ salaries constant. As of December 31, 2020, Mr. Goei’s annualized base salary was $750,000, Mr. Grau’s annualized base salary was $400,000, Mr. Boubazine’s annualized base salary was $500,000, Mr. Olsen’s annualized base salary was $400,000 and Ms. Schmidt’s annualized base salary was $350,000.
ANNUAL BONUS
Under our executive compensation program, the Compensation Committee grants annual cash bonus incentive opportunities to executive officers and other members of management. For 2020, each of our named executive officers was eligible to earn an annual performance-based cash bonus under the Altice USA Short Term Incentive Compensation Plan (the “Short Term Incentive Plan”). The purpose of the Short Term Incentive Plan is to motivate and reward our executive officers by making a portion of their cash compensation dependent upon certain company, corporate, business unit and individual performance goals.
The Compensation Committee reviews the target bonus levels of the named executive officers at least annually. The Compensation Committee evaluates each executive’s performance and responsibilities and may adjust executive target bonus levels accordingly. For 2020, the Compensation Committee maintained the 2020 bonus targets for the named executive officers: Mr. Goei – $3,000,000 (maximum payout of $6,000,000); Mr. Grau – 100% of base salary paid (2020 target of $411,923 with a maximum payout of $823,846); Mr. Boubazine – 200% of base salary paid (2020 target of $1,038,462 with a maximum payout of $2,076,924); Mr. Olsen – 100% of base salary paid (2020 target of $411,923 with a maximum payout of $823,846); and Ms. Schmidt – 100% of base salary paid (2020 target of $363,462 with a maximum payout of $726,924).
The 2020 annual cash bonus incentive opportunity for our named executive officers under the Short Term Incentive Plan was based on Altice USA financial and operational results as set forth below:

Performance Area	Performance Metrics*	Weight	Payout Range*
Financial	Adjusted EBITDA – CapEx (year-over-year growth)	75%	0% – 95%
Operational	Strategic Objectives	25%	0% – 25%
Total		100%	0% – 120%

*Results below the minimum or above the maximum receive no payout or maximum payout, respectively. The Compensation Committee has the discretion to make adjustments downward or upward (to a maximum of 200%) for individual performance and other factors.
For our corporate leaders, including our named executive officers, these performance areas resulted in a payout score equal to 120% of target bonus, reflecting a Financial payout score of 95% (maximum achievement) and an Operational payout score of 25% (maximum achievement). The Financial payout score of 95% was based on Adjusted EBITDA – CapEx (year-over-year growth) of $430.7 million, which exceeded the maximum achievement target for 2020 Adjusted EBITDA – CapEx (year-over-year growth) of $332.7 million. The Operational payout score of 25% was based on the Compensation Committee’s determination of the achievement of company strategic objectives, including delivering significant shareholder value, the SECO acquisition, the sale of 49.99% of our Lightpath fiber enterprise business to Morgan Stanley Infrastructure Partners and overall financial operational performance, all while navigating through COVID-19 challenges.
In addition, for our corporate leaders, the Short Term Incentive Plan for 2020 also included a payout opportunity of between 20% and 80% of target bonus if Adjusted EBITDA (year-over-year growth) was in excess of $154.5 million. 2020 results with respect to this measure were below this threshold, and as such no additional payment was made in respect of this opportunity.

The definitions of Adjusted EBITDA and Adjusted EBITDA - CapEx are described in the section titled “Description of Non-GAAP Financial Measures” below.
LONG TERM INCENTIVES
The Compensation Committee designs our executive compensation program to achieve the objectives described above under our “Executive Compensation Philosophy”. We grant equity awards to encourage an ownership culture and align management with stockholders’ interests. Our long-term incentive program in 2020 consisted of stock options and performance stock units (“PSUs”) for our senior leaders, including our named executive officers. We believe the use of stock options and PSUs align the compensation of these senior leaders, including named executive officers, with stockholders’ interests. Individuals will recognize value under these grants if the Company’s stock price appreciates, and in the case of the PSUs if certain future stock price targets are met within the performance period as described in more detail below. In 2020, a significant proportion of equity granted to our senior leaders, including our named executive officers, was performance-vesting based.
Stock Options. In 2020, the Compensation Committee granted our senior leaders, including our named executive officers, a multi-year stock option award under the Altice USA Amended and Restated 2017 Long Term Incentive Plan (the “Long Term Incentive Plan”). These awards vest over a four-year period, and in granting these awards, the Compensation Committee focused on the long-term retention of our executives, particularly in light of the executives either no longer holding unvested Units under our Carry Unit Plan or having vested Units scheduled to fully vest in June 2020 (see the description of this program under the “Option Exercises and Stock Vested“ table below). Our named executive officers received stock option awards with respect to the following number of shares of Class A common stock of the Company (each, a “Share”): Mr. Goei (4,000,000); Mr. Boubazine (2,000,000); Mr. Grau (750,000); Mr. Olsen (600,000); and Ms. Schmidt (475,000). The stock options have an exercise price of $28.36 (equal to the volume weighted average trading price of a Share as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vest 50%, 25% and 25% on each of December 27, 2021, 2022 and 2023, respectively, provided that the recipient continues to provide services to the Company on the applicable vesting date.
Performance Stock Units. In 2020, each executive officer received grants of PSUs under the Long Term Incentive Plan that will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00 (the “$50 PSUs”) and $60.00 (the “$60 PSUs”). In granting these awards, the Compensation Committee focused on performance alignment with our shareholders. Our named executive officers received $50 PSUs and $60 PSUs, respectively, with respect to the following number of Shares underlying each: Mr. Goei (346,240 and 843,733); Mr. Boubazine (173,120 and 421,867); Mr. Grau (64,920 and 158,200); Mr. Olsen (51,936 and 126,560); and Ms. Schmidt (41,116 and 100,193). Under the terms of the grant, PSUs will be forfeited if the applicable performance measure is not achieved prior to January 29, 2024 (or January 29, 2026 in the event of a recession or market disruption event prior to January 29, 2024) or if the recipient does not continue to provide services to the Company through the achievement date of the applicable performance measure. In June 2020, the National Bureau of Economic Research declared a recession; thus, the date by which applicable performance measures must be achieved or forfeited is January 29, 2026.
The Compensation Committee will continue to evaluate on an annual basis the alignment of management’s interests with stockholders’ interest, along with the retentive value of our executives’ long-term incentive compensation and may provide additional equity grants to our senior leaders, including our named executive officers, in the future.
BENEFITS
The named executive officers are eligible to participate in the health and welfare benefit plans made available to the other benefits-eligible employees of the Company, including medical, dental, vision, life insurance and disability coverage, while employed with the Company.
The named executive officers are eligible to participate in the Altice USA 401(k) Savings Plan and may contribute into their plan accounts a percentage of their eligible pay on a before-tax basis and after-tax basis. The Company matches 100% of the first 4% of eligible pay contributed by participating employees. In addition, the Company may make an additional discretionary year-end contribution. Any discretionary year-end contribution, if approved by the Company, will be provided to all eligible participants who are active on the last day of the plan year and who complete 1,000 hours of service in such plan year. Company contributions to the Altice USA 401(k) Savings Plan are subject to vesting limitations for the first three years of employment.
The Company also sponsors the Cablevision Excess Savings Plan, a non-qualified deferred compensation plan, in which certain of our named executive officers participate. Effective December 31, 2016, the Cablevision Excess

Savings Plan was frozen to new participants and Company contributions. The Company maintains the Cablevision Cash Balance Pension Plan, a tax-qualified defined benefit plan, and the Cablevision Excess Cash Balance Plan, a non-qualified defined benefit plan for participants whose benefits in the qualified plan are limited by applicable Internal Revenue Service limitations. Effective December 31, 2013, the Cablevision Cash Balance Pension Plan and the Cablevision Excess Cash Balance Plan were frozen to new participants and future benefit accruals, except for certain employees covered by a collective bargaining agreement for whom accruals were frozen as of April 15, 2015. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment.
PERQUISITES
The Company provides certain perquisites to our named executive officers, which it has determined are appropriate for recruitment and retention. On occasion, our named executive officers may utilize the Company-provided aircraft for personal use, for which they reimburse the Company for the full cash cost of such travel. Immediate family members may accompany our named executive officers on business travel. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including our named executive officers. Our named executive officers are also eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted broadband, video and telephony services. See “Summary Compensation Table” below for further information on the perquisites provided to our named executive officers during 2020.
POST-TERMINATION COMPENSATION
Our named executive officers have helped build the Company into the successful enterprise that it is today and we believe that post‑termination benefits are integral to the Company’s ability to attract and retain qualified executives. Our named executive officers were eligible for severance benefits in 2020 under the Altice USA Severance Benefits Policy, which is available to all eligible employees who qualify for such benefits. All severance benefits payable under the severance policy would be conditioned on the employee executing a separation agreement with the Company, including a release of claims and any other terms and conditions that the Company may require. For a description and quantification of the severance and other benefits payable to each of the named executive officers under the different circumstances of termination, please see “Payments on Termination or Change of Control” below.
EMPLOYMENT AGREEMENTS
None of the named executive officers have an employment agreement related to their service with Altice USA.
TAX DEDUCTIBILITY OF COMPENSATION
Section 162(m) of the Internal Revenue Code, as amended (“Section 162(m)”), establishes a $1 million limit on the amount that a publicly held corporation may deduct for compensation paid to “covered employees”. Pursuant to the Tax Cuts and Jobs Act, the definition of “covered employees” under Section 162(m) was amended to include a company’s chief financial officer. As such, “covered employees” now includes the chief executive officer, chief financial officer and the next three most highly paid named executive officers in a taxable year. Once an officer is a “covered employee,” his or her compensation from the Company at any time will remain subject to Section 162(m). Further, the Tax Cuts and Jobs Act repealed the exclusion for “qualified performance-based compensation” under Section 162(m), except for compensation payable pursuant to a binding arrangement in place before November 2, 2017. Accordingly, the Company’s tax deduction with regard to the compensation of “covered employees” is limited to $1 million per taxable year.
DESCRIPTION OF NON-GAAP FINANCIAL MEASURES
The Non-GAAP financial measures disclosed here are measures with respect to Altice USA performance used as performance targets in 2020 compensation programs in which the named executive officers of the Company participate.
Adjusted EBITDA: Net income (loss) excluding income taxes, income (loss) from discontinued operations, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, net, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.

Adjusted EBITDA – CapEx: Adjusted EBITDA (defined above) minus capital expenditures.
REPORT OF COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussions, we have recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Members of the Compensation Committee
Raymond Svider (Chair)	Mark Mullen	Manon Brouillette

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation paid to or earned by each of our named executive officers for services to Altice USA for the year ending December 31, 2020.

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(1)	Option awards ($)(2)	Non-equity incentive plan compensation ($)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compensation ($)(4)	Total ($)
Dexter Goei	2020	778,846	—	12,670,842	30,960,000	3,600,000	—	11,400	48,021,088
CEO	2019	750,000	—	—	—	1,500,000	—	11,200	2,261,200
	2018	630,769	—	—	9,107,694	2,400,000	—	11,769	12,150,232
Michael J. Grau	2020	411,923	—	2,375,784	5,805,000	494,308	10,508	11,758	9,109,281
CFO (5)	2019	324,038	—	—	622,059	162,019	8,383	11,096	1,127,595
Abdelhakim Boubazine	2020	519,231	—	6,335,427	15,480,000	1,246,154	—	11,400	23,592,212
President, Telecom	2019	500,000	—	—	—	500,000	—	11,200	1,011,200
and COO	2018	500,000	—	—	2,919,134	400,000	—	11,769	3,830,903
Michael E. Olsen	2020	411,923	—	1,900,627	4,644,000	494,308	12,085	11,408	7,474,351
EVP, General Counsel and	2019	317,308	—	—	720,460	158,654	9,457	11,231	1,217,110
Secretary (5)
Colleen Schmidt	2020	363,462	—	1,504,659	3,676,500	436,154	—	11,400	5,992,175
EVP, Human	2019	349,038	—	—	622,059	174,519	—	11,200	1,156,816
Resources (5)

(1)Represents the grant date fair value of the PSUs, as described in the section titled “Long Term Incentives” in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The following assumptions were used to calculate the fair values of the PSUs granted to our named executive officers during the year ended December 31, 2020: an interest rate for the period within the contractual life of 1.46% which was based on the interest yield for U.S. Treasury instruments in effect at the time of grant, and expected volatility of 34.22% based on historical volatility of the Altice USA Class A common stock and the expected volatility of common stock of comparable publicly traded companies at the time of grant.
(2)Represents the grant date fair value of the options, as described in the section titled “Long Term Incentives” in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of 6.38 years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of recent historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.46% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 28.42% is based on historical volatility of the Altice USA Class A common stock and the expected volatility of common stock of comparable publicly traded companies at the time of grant.
(3)These 2020 amounts reflect the formula-based portion of annual bonus, as described in the section titled “Annual Bonus” in the Compensation Discussion & Analysis.
(4)For 2020, this column represents, for each individual, a matching contribution and/or Company discretionary contribution made by the Company on behalf of such individual under the Company’s 401(k) Plan. Our named executive officers have access to Company-provided aircraft for personal use. To the extent our executives use Company-provided aircraft for personal travel, they reimburse the Company for the full cash cost of the Company associated with such travel and the Company has no other incremental costs for this travel. In addition, the named executive officers are eligible to participate in the Altice USA Employee Product Benefit program, which provides all benefits-eligible employees who reside in the Suddenlink or Optimum footprint with discounted pay television, broadband and telephony services. The Company purchases tickets for sporting and entertainment events for business use; on the occasion the tickets are unused, they are available for personal use by our employees, including the named executive officers. Certain named executive officers are also eligible to receive telecommunications services provided by Lightpath Holdings LLC at a fixed monthly rate. There is no incremental cost to the Company for these benefits.
(5)Mr. Grau, Mr. Olsen and Ms. Schmidt became named executive officers during 2019. Therefore, compensation information is not presented for 2018.
GRANTS OF PLAN-BASED AWARDS
The table below presents information regarding awards granted in 2020 to each named executive officer under the Long Term Incentive Plan and the Short Term Incentive Plan in which the named executive officers participated.

Name	Grant date	Compensation Committee action date	Estimated future payouts under non-equity incentive plan awards(1)		Estimated future payouts under equity incentive plan awards(2)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/share)	Grant date fair value of stock and option awards ($)
			Target ($)	Maximum ($)	Target (#)
Dexter Goei	—	—	3,000,000	6,000,000
	1/29/20	1/22/20				4,000,000	28.36	30,960,000	(3)
	1/29/20	1/22/20			346,240	—	—	4,528,819	(4)
	1/29/20	1/22/20			843,733	—	—	8,142,023	(4)

Michael J. Grau	—	—	411,923	823,846
	1/29/20	1/22/20				750,000	28.36	5,805,000	(3)
	1/29/20	1/22/20			64,920	—	—	849,154	(4)
	1/29/20	1/22/20			158,200	—	—	1,526,630	(4)

Abdelhakim Boubazine	—	—	1,038,462	2,076,924
	1/29/20	1/22/20				2,000,000	28.36	15,480,000	(3)
	1/29/20	1/22/20			173,120	—	—	2,264,410	(4)
	1/29/20	1/22/20			421,867	—	—	4,071,017	(4)

Michael E. Olsen	—	—	411,923	823,846
	1/29/20	1/22/20				600,000	28.36	4,644,000	(3)
	1/29/20	1/22/20			51,936	—	—	679,323	(4)
	1/29/20	1/22/20			126,560	—	—	1,221,304	(4)

Colleen Schmidt	—	—	363,462	726,924
	1/29/20	1/22/20				475,000	28.36	3,676,500	(3)
	1/29/20	1/22/20			41,116	—	—	537,797	(4)
	1/29/20	1/22/20			100,193	—	—	966,862	(4)

(1)These columns show the target and maximum payouts under the Short Term Incentive Plan based on 2020 metrics and performance criteria described in the section titled “Annual Bonus” in the Compensation Discussion & Analysis. The Short Term Incentive Plan can be paid at zero and is not considered to have a threshold payout. Payments were made in 2021 for 2020 performance and actual payments are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.
(2)These columns show the target number PSUs granted under the Long Term Incentive Plan based on performance criteria described in the section titled “Long Term Incentives” in the Compensation Discussion & Analysis. The PSUs will either be achieved or not achieved at a single value, and as such, do not have a threshold or maximum payout.

(3)Represents the grant date fair value of the options, as described in the section titled “Long Term Incentives” in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. For the stock option awards for our named executive officers, the fair value on the date of grant was calculated using the Black-Scholes option pricing model. The computation of expected life of 6.38 years was determined based on the simplified method (the average of the vesting period and the option term) due to the Company’s lack of recent historical data for similar awards. The interest rate for the period within the contractual life of the stock options of 1.46% is based on the interest yield for U.S. Treasury instruments in effect at the time of grant. The computation of expected volatility of 28.42% is based on historical volatility of the Altice USA Class A common stock and the expected volatility of common stock of comparable publicly traded companies at the time of grant.
(4)Represents the grant date fair value of the PSUs, as described in the section titled “Long Term Incentives” in the Compensation Discussion & Analysis, computed in accordance with FASB ASC Topic 718, excluding forfeiture assumptions. The following assumptions were used to calculate the fair values of the PSUs granted to our named executive officers during the year ended December 31, 2020: an interest rate for the period within the contractual life of 1.46% which was based on the interest yield for U.S. Treasury instruments in effect at the time of grant, and expected volatility of 34.22% based on historical volatility of the Altice USA Class A common stock and the expected volatility of common stock of comparable publicly traded companies at the time of grant.
2017 LONG-TERM INCENTIVE PLAN
The Company maintains the Long Term Incentive Plan to provide for equity awards to officers, employees and consultants. Under the Long Term Incentive Plan, the Company may grant awards of options, restricted shares, restricted share units, stock appreciation rights, performance stock, performance stock units and other awards. Under the Long Term Incentive Plan, awards may be granted to officers, employees and consultants of the Company or any of its affiliates. The Long Term Incentive Plan will be administered by the Company’s Board, subject to the provision of the Stockholders’ Agreement. The Board has delegated this authority to the Company’s Compensation Committee. The Compensation Committee has the full power and authority to, among other things, select eligible participants, grant awards in accordance with the Long Term Incentive Plan, determine the number of shares subject to each award or the cash amount payable in connection with an award and determine the terms and conditions of each award. The maximum aggregate number of shares that was authorized for issuance under the Long Term Incentive Plan is 54,879,291. The Board has the authority to amend, suspend or terminate the Long Term Incentive Plan. No amendment, suspension or termination will be effective without the approval of the Company’s stockholders if such approval is required under applicable laws, rules and regulations.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below presents (i) the number of stock options awarded under the Long Term Incentive Plan, (ii) the number of PSUs awarded under the Long Term Incentive Plan, and (iii) the market value of the shares associated with Mr. Goei’s Restriction Agreement, in each case as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)

Dexter Goei		4,000,000(1)	28.36	1/29/2030
		1,337,400(2)	17.50	12/19/2028
							346,240(9)	—
							843,733(10)	—
	1,201,208(3)		17.45	12/30/2027
					1,425,153(7)	53,970,544(8)

Michael J. Grau		750,000(1)	28.36	1/29/2030
		56,903(4)	17.57	6/27/2028
		83,052(5)	24.08	6/26/2029
							64,920(9)	—
							158,200(10)	—

Abdelhakim Boubazine		2,000,000(1)	28.36	1/29/2030
		428,654(2)	17.50	12/19/2028
							173,120(9)	—
							421,867(10)	—
	256,668(3)		17.45	12/30/2027
Michael E. Olsen		600,000(1)	28.36	1/29/2030
		36,987(4)	17.57	6/27/2028
		88,836(6)	22.51	4/24/2029
							51,936(9)	—
							126,560(10)	—

Colleen Schmidt		475,000(1)	28.36	1/29/2030
		71,129(4)	17.57	6/27/2028
		83,052(5)	24.08	6/26/2029
							41,116(9)	—
							100,193(10)	—

(1)These options will vest 50%, 25% and 25% on each of December 27, 2021, 2022 and 2023, respectively.
(2)These options will vest on December 19, 2021.
(3)These options vested on December 21, 2020.
(4)These options will vest on June 27, 2021.
(5)These options will vest on June 26, 2022.
(6)These options will vest on April 24, 2022.
(7)On December 31, 2019, the Compensation Committee approved entry into a Restriction Agreement with Mr. Goei with respect to 1,425,153 shares of Class A common stock that Mr. Goei received upon the conversion of units of the Partnership. The Restriction Agreement provides that Mr. Goei will forfeit the shares if an Adjusted EBITDA performance target is not met in respect of a fiscal year, through and including fiscal year 2023, or Mr. Goei does not remain employed with the Company through the achievement of the performance target.
(8)The value of each share is based upon the December 31, 2020 Altice USA closing price of $37.87.

(9)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $50.00. Units will forfeit if performance condition is not met by January 29, 2026.
(10)These PSUs will vest on the first day following the dates on which the 30-day volume weighted average trading price of a Share equals or exceeds $60.00. Units will forfeit if performance condition is not met by January 29, 2026.
OPTION EXERCISES AND STOCK VESTED
The table below presents information regarding the value of stock awards vested in 2020, for each of the named executive officers. None of the named executive officers exercised stock options with respect to Altice USA in 2020.

	Stock awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(3)
Dexter Goei	1,039,446(1)	28,439,243
Michael J. Grau	111,874(2)	2,718,538
Abdelhakim Boubazine	—	—
Michael E. Olsen	74,583(2)	1,812,367
Colleen Schmidt	111,874(2)	2,718,538

(1)For Mr. Goei, this amount represents the number of shares of Class A common stock received upon the conversion of Class C Units that vested on January 31, 2020.
(2)For Mr. Grau, Mr. Olsen and Ms. Schmidt, this amount represents the number of shares of Class A common stock received upon the conversion of Class C Units that vested on June 21, 2020.
(3)The “value realized” upon the vesting of these Units is equal to the number of shares received multiplied by the NYSE closing share price of our common stock on the date of vesting or the first business day following the date of vesting if the date vesting falls on a NYSE non-trading day. For Mr. Goei, the NYSE closing price on January 31, 2020 was $27.36. For Mr. Grau, Mr. Olsen and Ms. Schmidt, the NYSE closing price on June 22, 2020 was $24.30.
CARRY UNIT PLAN
Certain of our named executive officers participated in the Carry Unit Plan. Under the Carry Unit Plan, profits interests denominated in units of ownership (the “Units”) of Neptune Management Limited Partnership (the “the Partnership”) were granted to participants. A profits interest gives the participant the right to share in specified future profits and appreciation in value that the participants of the Partnership may receive, including profits paid upon a sale of the investors’ interests. Economically, a profits interest is similar to a stock option granted on the stock of a corporation insofar as a participant realizes value only if the Partnership from which the profits interest is granted appreciates in value or has profits after the grant date. Holders of vested Units receive Class A common stock at the discretion of the Carry Unit Plan administrator upon vesting in an amount calculated using the fair market value of Units and based on the then trading price of Class A common stock. As of December 31, 2020, no more Units are held by our named executive officers. No grants were made under the Carry Unit Plan in 2020 to our named executive officers. Certain of our named executive officers had Carry Units that vested in 2020.
PENSION BENEFITS
The table below shows the actuarial present value of accumulated benefits payable under our qualified and nonqualified defined benefit pension plans as of December 31, 2020 for Mr. Grau and Mr. Olsen, who are the sole named executive officers who are eligible to participate in such plans.

Name	Plan	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)
Michael J. Grau	Cablevision Cash Balance Pension Plan	18	183,221
	Cablevision Excess Cash Balance Plan	18	25,287
Michael E. Olsen	Cablevision Cash Balance Pension Plan	18	185,724
	Cablevision Excess Cash Balance Plan	18	59,995

(1)Years of service are calculated based on elapsed time while a member of the plan. Actual elapsed time as an employee of Cablevision and Altice USA for Mr. Grau and Mr. Olsen is 19 years and 19 years, respectively.

(2)Assumes Mr. Grau and Mr. Olsen will take a lump sum payment of benefits at retirement. The lump sum payment was determined by crediting the December 31, 2020 account balances with an assumed interest crediting rate of 1.54% until an assumed retirement age of 65. The present value of accumulated benefits was calculated using a discount rate of 2.2%.
CABLEVISION CASH BALANCE PENSION PLAN
The Cablevision Cash Balance Pension Plan is a tax-qualified defined benefit plan that was amended, effective December 31, 2013, to freeze participation and benefit accruals for all legacy Cablevision employees except certain employees covered by a collective bargaining agreement. Effective April 15, 2015, the plan was further amended to freeze participation and benefit accruals for the remaining employees covered by the collective bargaining agreement. Mr. Grau and Mr. Olsen are the only named executive officers with an accrued benefit under the Cablevision Cash Balance Pension Plan.
A notional account is maintained for each participant under the plan, which is credited with monthly interest credits based on the average of the annual rate of interest on the 30‑year U.S. Treasury Bonds for the months of September, October and November of the prior year. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their accounts. Upon retirement or other termination of employment with the Company, the participant may elect a distribution of the vested portion of the account. The normal form of benefit payment for an unmarried participant is a single life annuity and the normal form of benefit payment for a married participant is a 50% joint and survivor annuity. The participant, with spousal consent if applicable, can waive the normal form and elect to receive a single life annuity or a lump sum in an amount equal to the cash balance account.
CABLEVISION EXCESS CASH BALANCE PLAN
The Cablevision Excess Cash Balance Plan is a non-qualified defined benefit plan that is intended to provide eligible participants, including Mr. Grau and Mr. Olsen, with the portion of their benefits that cannot be paid to them under the Cablevision Cash Balance Pension Plan due to Internal Revenue Code limits applicable to tax-qualified plans. Effective December 31, 2013, the Cablevision Excess Cash Balance Plan was amended to freeze participation and future benefit accruals for all employees. Mr. Grau and Mr. Olsen are the only named executive officers with an accrued benefit under the Cablevision Excess Cash Balance Pension Plan.
The Company maintains a notional excess cash balance account for each eligible participant and credits each excess cash balance account monthly with interest at the same rate used under the Cablevision Cash Balance Pension Plan. Monthly interest credits continue to be made to participant accounts until distribution of the accounts following termination of employment. All active participants are fully vested in their excess cash balance account. The excess cash balance account, to the extent vested, is paid in a lump sum to the participant as soon as practicable following his or her retirement or other termination of employment with the Company.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below shows the aggregate earnings and account balance information under non-qualified deferred compensation plans for Mr. Grau, Mr. Olsen and Ms. Schmidt, who are the sole named executive officers eligible to participate in such plan.

Name	Plan	Aggregate earnings in last FY ($)	Aggregate balance at last FYE ($)
Michael J. Grau	Cablevision Excess Savings Plan	3,388	158,936
Michael E. Olsen	Cablevision Excess Savings Plan	4,534	212,704
Colleen Schmidt	Cablevision Excess Savings Plan	869	40,770
The Cablevision Excess Savings Plan is a non-qualified deferred compensation plan that operates in conjunction with the Cablevision 401(k) Savings Plan. Effective December 31, 2016, the Cablevision Excess Savings Plan was frozen (i.e., no future employee or Company contributions are permitted under the Cablevision Excess Savings Plan for 2017 and thereafter). Participant notional account balances continue to be credited monthly with the rate of return earned by the stable value investment option available under the Altice USA 401(k) Savings Plan.
Mr. Grau, Mr. Olsen and Ms. Schmidt are the only named executive officers with an account balance in the Cablevision Excess Savings Plan.
A participant is always fully vested in the participant’s own contributions and vests in the Company contributions over three years from date of hire (subject to full vesting upon death, disability or retirement after attaining age 65).

Distributions are made in a lump sum as soon as practicable after the participant’s termination of employment with the Company.
PAYMENTS ON TERMINATION OR CHANGE IN CONTROL
In the event of certain termination events during 2020, eligible employees, including our named executive officers, would have been eligible to receive certain severance benefits under the Altice USA Severance Benefits Policy, which provides for severance benefits when a position is eliminated due to restructuring or reorganization. Severance amounts are based on two weeks of base salary for every completed year of service with a minimum of 52 weeks of base salary for senior vice presidents and above, 26 weeks for vice presidents and directors, and four weeks for all other eligible employees and a maximum of 52 weeks of base salary. Employees who were enrolled in the Company’s health plans are eligible to receive subsidized COBRA continuation for up to three months. Bonus-eligible exempt employees, including the named executive officers, would have been eligible to receive a prorated 2020 annual bonus based on actual 2020 plan performance if a qualifying termination of employment occurred after June 30, 2020. Severance is subject to non-compete and non-solicit restrictive covenants. In the event of termination for cause, voluntary termination, retirement, death or disability, none of the named executive officers would have been entitled to any severance payments as of December 31, 2020.
Eligible employees, including our named executive officers, hold unvested options, which will vest fully following a change of control and on a pro-rata basis in the event of a termination due to death or disability (as defined in our option award agreements).
Eligible employees, including our named executive officers, hold unvested PSUs, which will vest fully and any performance target will be deemed to have been achieved if a change of control occurs during the performance period.
In addition, eligible employees, including our named executive officers, hold unvested options and in the case of Mr. Goei, shares subject to the Restriction Agreement, which will all automatically vest upon a Change in Control (as defined in the Long Term Incentive Plan and related grant agreements).
The following tables summarize the estimated amounts payable to each named executive officer employed by the Company as of December 31, 2020 in the event of a termination from employment without cause or upon a change of control as of December 31, 2020.
Benefits Payable as a Result of Termination of Employment by the Company without Cause

Name	Severance ($)(1)	Benefit subsidy($)(2)	2020 bonus ($)(3)	Total ($)
Dexter Goei	750,000	3,055	3,000,000	3,753,055
Michael J. Grau	400,000	3,055	411,923	814,978
Abdelhakim Boubazine	500,000	3,055	1,038,462	1,541,517
Michael E. Olsen	400,000	1,919	411,923	813,842
Colleen Schmidt	350,000	3,055	363,462	716,517

(1)Pursuant to Altice USA’s Severance Benefits Policy, each named executive officer is entitled to two weeks base salary for each completed year of service, with a severance amount equal to 52 weeks of base salary.
(2)The amounts in this column reflect the employer subsidized COBRA for three months continuation based on each named executive officer’s current election.
(3)The amounts in this column reflect the target amount of the 2020 annual bonus.
Benefits Payable upon Termination of Employment Due to Death or Disability

Name	Unvested options ($)(1)
Dexter Goei	27,671,892
Michael J. Grau	3,318,378
Abdelhakim Boubazine	10,576,121
Michael E. Olsen	2,810,264
Colleen Schmidt	2,905,222

(1)The amounts in this column represent a pro-rata portion of the value of the unvested options held by each named executive officer as of December 31, 2020 based upon the December 31, 2020 Altice USA closing price of $37.87. Pursuant to the terms of the option award agreements, for options granted before January 1, 2020, in the event of termination of employment due to death or disability, the participant shall vest in a pro-rata portion of options based upon the number of completed months between the vesting base date and the date of termination, divided by 36. Pursuant to the terms of the 2020 option grant award agreements, in the event of termination of employment due to death or disability, the participant shall vest in a pro-rata portion of options based upon the number of completed months between the vesting base date and the date of termination, divided by 48, less the number of options that are vested as of the date of such termination.
Benefits Payable upon a Change of Control Transaction

Name	Unvested options ($)(1)	Unvested PSUs ($)(2)	Unvested restriction agreement shares ($)(3)
Dexter Goei	65,282,838	45,064,278	53,970,544
Michael J. Grau	9,432,918	8,449,554	—
Abdelhakim Boubazine	27,751,682	22,532,157	—
Michael E. Olsen	7,821,357	6,759,643	—
Colleen Schmidt	7,106,456	5,351,372	—

(1)The amounts in this column represent the value of the unvested options held by each named executive officer as of December 31, 2020 based upon the December 31, 2020 Altice USA closing price of $37.87. Pursuant to the terms of the option award agreements, as of December 31, 2020, all unvested options automatically vest and are exercisable upon a Change of Control (as defined in the option award agreement). These options are subject to non-compete and non-solicit restrictive covenants.
(2)The amounts in this column represent the value of the unvested PSUs held by each named executive officer as of December 31, 2020 based upon the December 31, 2020 Altice USA closing price of $37.87. Pursuant to the terms of the performance award agreements, the performance share price will be deemed to have been achieved and the unvested PSUs shall become fully vested upon a Change of Control (as defined in the option award agreement). These PSUs are subject to non-compete and non-solicit restrictive covenants.
(3)The amounts in this column represent the value of Mr. Goei’s unvested shares associated with his December 31, 2019 Restriction Agreement, based upon the December 31, 2020 Altice USA closing price of $37.87. Pursuant to the terms of the Restriction Agreement with Mr. Goei all unvested shares automatically vest upon a Change of Control (as defined in the Restriction Agreement).
CEO PAY RATIO
Altice USA’s CEO to median employee pay ratio for 2020 (“Median Employee”) was calculated pursuant to Item 402(u) of Regulation S-K, comparing total annual compensation for the CEO to that of the Median Employee. For purposes of calculating the pay ratio for 2020, the Median Employee was selected based on an analysis of the median 2020 W-2 income among all full- and part-time U.S. employees, other than the CEO, who were actively employed by Altice USA as of December 31, 2020. No adjustments were applied to W-2 income for purposes of determining the Median Employee, such as for employees who were employed for only part of the year or on unpaid leave of absence at some point during the year. Altice USA’s employees outside of the U.S. (296 employees) were excluded from this analysis on the basis that they collectively represented less than 4% of our total employee population. As of December 31, 2020, Altice USA had 8,913 active employees globally, with approximately 3.3% of our employees located outside of the U.S., primarily in Israel and Canada. Our CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with Item 402(u). However, due to the flexibility afforded by Item 402(u) in calculating the CEO Pay Ratio, our CEO Pay Ratio may not be comparable to the CEO pay ratios presented by other companies.
The Median Employee had total annual compensation of $74,615, calculated using the same methodology as applied for the CEO in the Summary Compensation Table. Full-time Altice USA employees in the U.S., including the Median Employee, are also eligible to participate in Company-sponsored health and welfare benefits programs, which provide significant additional value but are not included in the measure of total annual compensation used to calculate the pay ratio.
The ratio of the CEO’s total annual compensation to that of the Median Employee was as follows:

CEO Total Annual Compensation	$48,021,088
Median Employee Total Annual Compensation	74,615
Ratio of CEO to Median Employee Total Annual Compensation	644

SECURITY AUTHORIZED FOR ISSUANCE UNDER THE LONG TERM INCENTIVE PLAN
The following table sets forth certain information as of December 31, 2020 with respect to the Long Term Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (A)	Weighted-Average Exercise Price of Outstanding Options (B)($)	Number of Securities Remaining Available for Future issuance Under Equity Compensation Plans (Excluding Securities Reflected on Column (A))(1)

Equity compensation plans approved by stockholders:
2017 Long Term Incentive Plan, as amended	37,062,146	25.52	9,278,406
Equity compensation plans not approved by stockholders(2):
None	—	—	—
Total:	37,062,146	25.52	9,278,406

(1)On November 2, 2018, the Board approved an amendment to the Long Term Incentive Plan (“Amendment 1”), which was subsequently approved by Next Alt S.á.r.l, constituting our stockholders holding a majority of the voting power of our capital stock, by written consent on November 15, 2018. Amendment 1 increased the number of shares authorized for issuance under the Long Term Incentive Plan by 9,879,291 shares to 19,879,291 shares, which increase is reflected in the above table. The share increase under the Long Term Incentive Plan is not reflected in the above table. On January 22, 2020, the Compensation Committee approved the Amended and Restated 2017 Long Term Incentive Plan, which was subsequently approved by shareholders at our annual meeting of stockholders on June 10, 2020, (the "Amended and Restated Plan"). The Amended and Restated Plan increased the number of shares authorized for issuance under the Long Term Incentive Plan by 35,000,000 shares to 54,879,291, which increase is reflected in the above table. The share increase under the Long Term Incentive Plan is not reflected in the above table.
(2)The Carry Unit Plan was adopted by the Partnership on July 11, 2016, at which time, CVC 3 controlled the general partner of the Partnership and held the economic interests in the Carry Unit Plan. As of December 7, 2019, CVC 3 had transferred its control of the general partner and all of its then-remaining economic interest in the Partnership to the Company. As of our initial public offering, we no longer made issuances under the Carry Unit Plan after our IPO and the Carry Unit Plan was not approved by our shareholders. Holders of vested Units receive Class A common stock at the discretion of the Carry Unit Plan administrator upon vesting in an amount calculated using the fair market value of Units and based on the then trading price of Class A common stock. As of December 31, 2020, approximately 6.875 million Units granted under the Carry Unit Plan were not yet vested and remained outstanding, which is equal to approximately 0.7 million shares of Class A common stock upon vesting and conversion based on the December 31, 2020 Altice USA closing price of $37.87.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Master Separation Agreement
On June 8, 2018, Altice USA and Altice Europe (formerly known as Altice N.V.) implemented a previously announced separation (the “Separation”) of Altice USA and Altice Europe, the former majority stockholder of Altice USA, by means of a pro-rata distribution in kind of substantially all of the shares of common stock of Altice USA owned directly or indirectly by Altice Europe to the Altice Europe shareholders (the “Distribution”). Altice USA and Altice Europe are each indirectly controlled by Mr. Patrick Drahi.
In connection with the Separation, on May 18, 2018, Altice USA entered into a Master Separation Agreement with Altice Europe (the “Master Separation Agreement”), which set forth the agreements between Altice USA and Altice Europe regarding the principal actions to be taken in connection with the Separation and other agreements that govern certain aspects of the relationship between Altice USA and Altice Europe following the Separation. In addition to the provisions described below, the Master Separation Agreement includes customary representations, warranties, covenants and conditions for transactions of this type.
Transfer of Assets and Retention of Liabilities
The Master Separation Agreement identified the assets and liabilities of Altice USA and Altice Europe that Altice USA and Altice Europe will hold following the Distribution.

Release of Claims
Altice USA and Altice Europe each agreed to release the other and its respective affiliates and the other’s directors, officers, agents and employees, and each of their respective heirs, executors and administrators, from any claims against any of them that arise out of or relate to events, circumstances or actions occurring or failing to occur or any conditions existing at or prior to the time of the Distribution. These releases are subject to certain exceptions set forth in the Master Separation Agreement.
Indemnification
Altice USA and Altice Europe each agreed to indemnify the other and its respective subsidiaries and each of the other’s and its subsidiaries’ directors, officers, employees and agents, against certain liabilities incurred in connection with the Distribution. The amount of either Altice Europe’s or Altice USA’s indemnification obligations will be reduced by any insurance proceeds the party being indemnified receives. The Master Separation Agreement also specifies procedures regarding claims subject to indemnification.
Insurance
The Master Separation Agreement provides for the allocation between Altice USA and Altice Europe of rights and obligations under existing insurance policies with respect to occurrences prior to the Distribution and sets forth procedures for the administration of insured claims and certain other insurance matters.
Tax Matters
Altice USA and Altice Europe each agreed to indemnify the other for any liability for taxes of any member of the party’s respective group or certain taxes imposed on any member of the party’s group that are attributable to a pre-Distribution tax period. Altice USA and Altice Europe also agreed to cooperate with each other in connection with any tax matters relating to the Altice USA and Altice Europe groups, respectively, including preparation and filing of certain tax returns.
Dispute Resolution
The Master Separation Agreement contains provisions that govern the resolution of disputes, controversies or claims that may arise between Altice USA and Altice Europe related to the Master Separation Agreement and the other ancillary agreements entered into in connection with the Separation.
Trademark License Agreement
In connection with the Separation, Altice USA entered into a trademark license agreement pursuant to which Next Alt granted us an exclusive, non-transferable and royalty-free license to use the "ALTICE" trademark and variations thereof and logos, designs and other marks containing the term "ALTICE" and variations thereof in North America and any territories under the jurisdiction of any state or country within North America in connection with Altice USA's business.
Neptune Holding US LP Transfer
On December 7, 2019, Altice USA entered into an agreement with CVC 3, whereby CVC 3 assigned all of its interest (the “Partnership Interest”) in the Partnership to Altice USA in exchange for the transfer by Altice USA to CVC 3 of 6,290,292 shares of Altice USA's Class A common stock. At the time of the assignment, the Partnership Interest represented 6,290,292 shares of Altice USA's Class A common stock held by the Partnership. The terms of such agreement were approved by the Audit Committee pursuant to the Company’s Related-Party Transaction Approval Policy. As part of this transaction, the parties agreed to terminate the proxy agreement that had previously provided an affiliate of CVC 3 a proxy to vote the shares of Altice USA common stock held by the Partnership.
Stockholders’ Agreement
Pursuant to the Stockholders’ Agreement adopted in connection with the Separation, so long as the Drahi Group beneficially owns in the aggregate, at least 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate six directors to the Board, and Altice USA shall cause the Board to consist of a majority of directors nominated by Next Alt. In the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall have the right to designate a number of directors to the Board equal to the total number of directors comprising the entire Board multiplied by the percentage of the voting power of Altice USA’s outstanding common stock beneficially owned, in the aggregate, by the Drahi Group, rounding up in the case of any resulting fractional number, and in the event that the Drahi Group beneficially owns, in the aggregate, less than 50% of the voting power of Altice USA’s outstanding capital stock, Next Alt shall not have the right to designate a number of directors to the Board equal to or exceeding

50% of directors comprising the entire Board. One of Next Alt’s designated nominations must be an individual designated by A4, and Next Alt has agreed to vote its shares in favor of electing the individual designated by A4. If a director designated by Next Alt or by A4 resigns or is removed from the Board, as the case may be, only another director designated by Next Alt or by A4, as the case may be, may fill the vacancy. After the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, Next Alt shall cease to have the right to designate any director nominees for election to the Board. In the event that Mr. Patrick Drahi is not a member of the Board, one representative of the Drahi Group shall have board observer rights so long as the Drahi Group beneficially owns at least 20% of the voting power of Altice USA’s outstanding common stock.
Until the first date on which the Drahi Group ceases to beneficially own at least 20% of the voting power of Altice USA’s outstanding common stock, notwithstanding anything to the contrary in Altice USA’s Third Amended and Restated Certificate of Incorporation or Altice USA’s second amended and restated bylaws, or in the governing documents of any of Altice USA’s subsidiaries, without the prior written approval of Next Alt, Altice USA shall not (either directly or indirectly through an affiliate or otherwise or through one or a series of related transactions) take, or permit one of Altice USA’s subsidiaries to take, certain actions specified in the Stockholders’ Agreement, including, among other things, (a) effecting or consummating a change of control of Altice USA, (b) amending Altice USA’s Third Amended and Restated Certificate of Incorporation or Altice USA’s Second Amended and Restated Bylaws, (c) electing, hiring, replacing or dismissing Altice USA’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, (d) decreasing or increasing the number of directors serving on the Board, (e) paying, declaring or setting aside any sums or other property for the payment of dividends on any Altice USA common stock or make any other distributions in respect of any Altice USA common stock or any warrants, options, rights or securities convertible into, exchangeable for or exercisable for, Altice USA common stock, and (f) amend, modify or supplement Altice USA’s Related-Party Transactions Policy.
Altice USA’s Third Amended and Restated Certificate of Incorporation requires the written approval of Next Alt before Altice USA may take the actions specified in paragraphs (a) and (b) above.
Amended and Restated Stockholders and Registration Rights Agreement
Pursuant to the Amended and Restated Stockholders and Registration Rights Agreement (the "Stockholders and Registration Rights Agreement"), dated June 7, 2018, between Altice USA and Next Alt, Altice Europe, BC Partners LLP ("BCP") and entities affiliated with the Canada Pension Plan Investment Board ("CPPIB" and together with BCP, the "Sponsors"), Altice N.V. and Next Alt have an unlimited number of “demand” registrations for the registration of the sale of Altice USA common stock in a minimum aggregate amount, which is the lowest of (i) $100,000,000, (ii) one percent (1%) of the value of Shares (as such term is defined in the Post-Separation Stockholders and Registration Rights Agreement) that are publicly traded as of the close of business on the most recent business day or (iii) such lesser amount as agreed by the sponsors (as defined therein), Next Alt and Altice N.V. Additionally, the Stockholders and Registration Rights Agreement provided each of BCP and CPPIB with one “demand” registration during each twelve-month period beginning on the date of the Stockholders and Registration Rights Agreement, subject to an exception, and customary “piggyback” registration rights to the Stockholders (as such term is defined in the Stockholders and Registration Rights Agreement). The Stockholders and Registration Rights Agreement also provides that Altice USA shall pay certain expenses relating to such registrations and indemnify, among others, Altice N.V., Next Alt, BCP and CPPIB against certain liabilities which may arise under the Securities Act. Each Sponsor also had the right to, among other things, designate one non-voting observer to the Board for so long as such Sponsor and certain of its affiliates owns at least 4% of the issued and outstanding shares of Class A and Class B common stock (without regard to the voting power of such Class B common stock) and there is no director who is a designee of such Sponsor on the Board. Subject to certain exceptions, each non-voting observer shall be permitted to attend all meetings of the Board and the committees thereof. The Stockholders and Registration Rights Agreement shall terminate automatically as to each stockholder party thereto when such stockholder ceases to hold any Shares (as defined in the agreement).
Right of First Refusal and Concert Group Voting Agreements
In June 2018, certain current and former officers and directors of Altice Europe, Altice USA and other Altice Group companies entered into agreements (the "Concert Group Voting Agreements") with Next Alt whereunder such individuals granted Next Alt voting rights with respect to, and a right of first refusal on the sale of, all shares of Altice USA common stock that they owned. In March 2020, the Concert Group Voting Agreements were terminated.
Commercial Services with Altice Europe and Affiliates
Altice USA is controlled by Mr. Patrick Drahi, who is also the controlling stockholder of Altice Europe and its subsidiaries and other entities. The Company has ongoing commercial relationships with Altice Europe and other entities controlled by Mr. Drahi. In 2020, the Company recognized revenue of approximately $14.7 million, primarily from the sale of advertising to a subsidiary of Altice Europe and a foundation controlled by Mr. Drahi. For 2020, the Company recognized programming and other direct costs of approximately $13.3 million, including costs incurred by the Company for advertising services provided by a subsidiary of Altice Europe, as well as other operating expenses, net of approximately $11.9 million, including charges for services provided by certain subsidiaries of Altice Europe and other related parties. Capital expenditures in 2020 included approximately $17.2 million for equipment purchased and software development services provided by subsidiaries of Altice Europe. Additional information can be found in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Repurchase of Shares from Altice Europe
Pursuant to the Company’s previously announced share repurchase program, in June 2020, the Company purchased approximately 3.6 million shares of Class A common stock for total consideration of approximately $85 million from Altice Europe. These repurchased shares represented a portion of approximately 17.9 million shares of Class A common stock that Altice Europe sold at the time. The price paid for the shares was established by the price paid by a market maker for concurrent sales into the public market.
Compensation for Advisory Services
On January 22, 2020, the Compensation Committee approved a four-year cycle award for Mr. Patrick Drahi for his advisory services to the Company with a grant date of January 29, 2020, pursuant to the Amended and Restated Plan, and contingent on shareholder approval of the Amended and Restated Plan at the 2020 annual meeting of shareholders of the Company. The Committee approved the grant of an option to purchase 4,000,000 shares of Class A common stock. The option has an exercise price of $28.36 (equal to the volume weighted average trading price of a Share as reported on by the NYSE for the 30-day period immediately preceding the grant date) and vest 50%, 25% and 25% on each of December 27, 2021, 2022 and 2023, respectively, provided that Mr. Drahi continues to provide services to the Company on the applicable vesting date. The Committee also approved the award of $50 PSUs and $60 PSUs. Mr. Drahi was awarded 346,240 $50 PSUs and 843,733 $60 PSUs. These PSUs will be forfeited if the applicable performance measure is not achieved prior to January 29, 2024 (January 29, 2026 in the event of a recession or market disruption event prior to achievement of the performance measure) or if Mr. Drahi does not continue to provide services to the Company through the achievement date of the applicable performance measure. In June 2020, the stockholders of the Company approved the Amended and Restated Plan at the 2020 annual meeting of shareholders. Also, in June 2020, the National Bureau of Economic Research declared a recession; thus, the date by which applicable performance measures under the PSUs must be achieved or forfeited is January 29, 2026.
During 2020, Mr. Patrick Drahi utilized the Company-provided aircraft for business purposes, and on certain occasions, family members accompanied him on those flights.
Family Relationships
Ms. Angelina Drahi, who is employed as Director, Data Science Modeling at Altice USA, is the daughter of Patrick Drahi and sister of David Drahi. During our fiscal year ended December 31, 2020, Ms. Angelina Drahi received total compensation, consisting of salary and bonus, of approximately $167,000.
Ms. Graziella Drahi, who is employed as the Head of Mobile of Altice USA, is the daughter of Patrick Drahi and sister of David Drahi. During our fiscal year ended December 31, 2020, Ms. Graziella Drahi received total cash compensation, consisting of salary and bonus, of approximately $192,000. In January 2020, Ms. Drahi was granted an option to purchase 85,000 shares of Class A common stock, 7,358 $50 PSUs and 17,929 $60 PSUs, contingent on shareholder approval of the Amended and Restated Plan at the 2020 annual meeting of shareholders of the Company. In June 2020, the stockholders of the Company approved the Amended and Restated Plan at the 2020 annual meeting of shareholders. Also, in June 2020, the National Bureau of Economic Research declared a recession; thus, the date by which applicable performance measures under the PSUs must be achieved or forfeited is January 29, 2026.
RELATED PARTY TRANSACTION APPROVAL POLICY
Under our Related Party Transaction Approval Policy, the Audit Committee of the Board, consisting entirely of directors who have been determined by the board to be independent directors for purposes of the NYSE corporate governance standards, reviews and approves or takes such other action as it may deem appropriate with respect to transactions exceeding the Item 404 Threshold (as defined below) involving the Company and its subsidiaries, on the one hand, and in which any director, officer, greater than 5% stockholder of the Company or any other “related person” as defined in Item 404 of Regulation S-K under the Securities Act (“Item 404”), on the other hand, has or will have a direct or indirect material interest. This approval requirement covers any transaction that meets the related-party disclosure requirements of the SEC as set forth in Item 404. Under the Related-Party Transaction Approval Policy, the Audit Committee oversees, among other things, the approval of transactions and arrangements between the Company and its subsidiaries, on the one hand, and Altice Europe and its other subsidiaries or Next Alt or its affiliates, as applicable, on the other hand, to the extent involving amounts in excess of the dollar threshold set forth in Item 404 (the “Item 404 Threshold”).
The Related-Party Transaction Approval Policy provides that to simplify the administration of the approval process under the Related-Party Transaction Approval Policy, the Audit Committee may, where it deems it to be appropriate, establish guidelines for certain types of these transactions. The approval requirement does not apply to the implementation and administration of intercompany arrangements under the Related-Party Transaction Approval Policy, but covers any amendments, modifications, terminations or extensions involving amounts in excess of the Item 404 Threshold, as well as the handling and resolution of any disputes involving amounts in excess of the Item 404 Threshold. The Company’s executive officers and directors who are also senior executives or directors of Altice Europe or Next Alt, as the case may be, may participate in the negotiation, execution, amendment, modification or termination of intercompany arrangements subject to the Related-Party Transaction Approval Policy, as well as in any resolution of disputes under intercompany arrangements, on behalf of either or both of the Company and Altice Europe or Next Alt, as the case may be, under the direction of the Audit Committee when acting on behalf of the Company.
The Related-Party Transaction Approval Policy cannot be amended or terminated without the prior approval of a majority of the Audit Committee.
STOCK OWNERSHIP TABLE
BENEFICIAL OWNERSHIP
The following table presents certain information as of April 19, 2021 with respect to the beneficial ownership of Altice USA common stock by:
•each of our current directors;
•each of our named executive officers;
•all of our directors and executive officers as a group; and
•each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of our Class A common stock and Class B common stock.
Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Altice USA, Inc., 1 Court Square West, Long Island City, New York 11101.
As of April 19, 2021, we have 274,016,696 shares of our Class A common stock and 185,797,891 shares of our Class B common stock outstanding.

	Shares Beneficially Owned				% Total
	Class A		Class B		Voting
Name of Beneficial Owner	Number	%(1)	Number	%(1)	Power(1)
5% Stockholders(2)
Next Alt S.à.r.l.(3)(4)	220,212,719	48.2	182,883,414	98.4	93.7
The Goldman Sachs Group(5)	35,882,369	13.1	—	—	*
The Vanguard Group Inc.(6)	23,326,538	8.5	—	—	*
Soroban Capital Partners LP(7)	31,000,000	11.3	—	—	*

Named Executive Officers and Directors(8)
Dexter Goei(9)	13,037,081	4.7	—	—	*
Michael J Grau	163,852	*	—	—	*
Abdelhakim Boubazine(10)	1,642,166	*	—	—	*
Michael E. Olsen	69,038	*	—	—	*
Colleen Schmidt	224,301	*	—	—	*
Patrick Drahi(3)(4)(11)	226,846,220	49.6	182,884,414	98.4	93.8
Charles Stewart(12)	1,612,153	*	—	—	*
Gerrit Jan Bakker	29,951	*	—	—	*
Manon Brouillette	—	—	—	—	—
David Drahi	—	—	—	—	—
Mark Mullen	8,500	*	—	—	*
Dennis Okhuijsen	—	—	—	—	—
Raymond Svider	—	—	—	—	—
All executive officers and directors as a group (13 persons)	243,633,262	53.1	182,884,414	98.4	94.1

(1)An asterisk has been provided for any holder with less than 1% of the applicable class of equity or voting power.
(2)5% stockholders have the same applicable voting rights as other holders of Class A common stock and Class B common stock.
(3)Includes (i) 37,069,305 shares of Class A common stock held by Next Alt S.à r.l. (“Next Alt”), an indirect wholly-owned and controlled personal holding company of Patrick Drahi; (ii) 96,699,414 shares of Class A common stock issuable upon conversion of 96,699,414 shares of Class B Common Stock held by Next Alt; (iii) 86,184,000 shares of Class A common stock issuable upon conversion of 86,184,000 shares of Class B Common Stock held by Bidfair Luxembourg S.à r.l. (“Bidfair”), an indirect wholly-owned and controlled personal holding company of Patrick Drahi; and (iv) 260,000 shares of Class A Common Stock held by Altice CVC Lux S.à r.l. (“Altice CVC”), an indirect, wholly-owned and controlled company of Patrick Drahi. Altice CVC had previously been an indirect, wholly-owned subsidiary of Altice Europe N.V. (“Altice Europe”), which had not been directly or indirectly wholly-owned by Patrick Drahi. Each share of Class B Common Stock is convertible at any time upon written notice of the holder into one share of Class A Common Stock. Based on information provided by Next Alt, 63.8 million shares of Class B common stock are pledged as security (the “Loan Collateral”) for a loan that was entered into by (among others) BidFair (the “Loan”). Neither Next Alt nor its controlled affiliates, including BidFair, have any indebtedness, other than the Loan, that is secured by shares of Altice USA, Inc. common stock and it has no indebtedness that requires posting additional share collateral as a result of changes in price of Altice USA, Inc. common stock. In addition, Next Alt has agreed, for the benefit of the lenders under the Loan, not to give security over 22.3 million shares of Class B common stock held by Next Alt or its subsidiaries. The amortization schedule of the Loan is as follows: $208 million due in October 2021; $271 million due in April 2022 and $271 million due in October 2022. On each repayment date, at the request of BidFair and subject to certain conditions, the number of shares of Class B common stock included in the Loan Collateral can be reduced. Next Alt pledged 33.8 million Class A shares in connection with existing bilateral European capped call transactions with a financial institution counterparty, which had been effective since 2015.
(4)The principal address for the personal holding companies controlled by Mr. Patrick Drahi or his family and Altice CVC is 5 rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.
(5)Pursuant to Schedule 13G/A filed on February 11, 2021, the amount reported consists of shares beneficially owned, as of December 31, 2020, by The Goldman Sachs Group, Inc. (“GS Group”). The shares owned by the GS Group as a parent holding company are owned, or may be deemed to be beneficially owned, by Goldman Sachs & Co. LLC, a broker or dealer registered under Section 15 of the Act and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The principal address of the GS Group is 200 West Street New York, NY 10282.
(6)Pursuant to Schedule 13G/A filed on February 10, 2021, the amount reported consists of shares beneficially owned, as of December 31, 2020 by The Vanguard Group (“Vanguard”) with sole dispositive power over 22,649,350 shares and shared dispositive power over 677,188 shares. The principal address of Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.
(7)Pursuant to Schedule 13G/A filed on February 16, 2021, the amount reported consists of shares beneficially owned, as of December 31, 2020, by Soroban Capital Partners LP (“Soroban”). The address of Soroban is 55 West 46th Street, 32nd Floor New York, NY 10036.
(8)The address for these persons is c/o Altice USA, Inc., 1 Court Square West, Long Island City, NY 11101.
(9)Mr. Goei holds shares individually and through personal holding companies. Mr. Goei has pledged 4,987,397 of his shares of Class A common stock to secure loans with a financial institution.
(10)Mr. Boubazine has pledged 1,385,498 of his shares of Class A common stock to secure loans with a financial institution.

(11)The shares of Class A and Class B common stock reported as beneficially owned by Next Alt are also reported as beneficially owned by Patrick Drahi. Additionally, includes (i) 6,030,897 shares of Class A Common Stock held by UpperNext S.C.S.p. (“Uppernext”), a wholly-owned and controlled personal holding company of Patrick Drahi; (ii) 600,604 shares of Class A Common stock issuable upon exercise of presently exercisable options to purchase Class A Common Stock held by Uppernext; (iii) 1,000 shares of Class A Common Stock held by A4 S.A. (“A4”), a company which is controlled by the family of Patrick Drahi; and (iv) 1,000 shares of Class A Common Stock issuable upon conversion of 1,000 shares of Class B Common Stock held by A4. Mr. Drahi disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock held by A4. Mr. Drahi is a director of the Issuer, and Next Alt and A4 are parties to a stockholders agreement with the Issuer pursuant to which they have certain rights to appoint directors of the Issuer. Accordingly, Mr. Drahi may be deemed to beneficially own shares of the Issuer held by A4. A4 is also an executive board member of New Altice Europe B.V., a company that is indirectly wholly-owned and controlled by Patrick Drahi and that indirectly wholly-owns Altice CVC.
(12)Mr. Stewart has pledged 1,150,000 of his shares of Class A common stock to secure loans with a financial institution.
OTHER MATTERS
MATTERS TO BE RAISED AT THE 2021 ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the meeting other than those discussed in this proxy statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
Stockholders who, in accordance with Rule 14a-8 of the Exchange Act, wish to present proposals at our 2022 annual meeting and wish to have those proposals included in the proxy materials to be distributed by us in connection with our 2022 annual meeting must submit their proposals to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 on or before December 30, 2021. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposal to be eligible for inclusion in our 2022 proxy statement.
In accordance with our Second Amended and Restated Bylaws, in order to be properly brought before the 2021 annual meeting, regardless of inclusion in our proxy statement, notice of a matter a stockholder wishes to present, including any director nominations, must be delivered to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101, not less than 90 nor more than 120 days prior to the first anniversary date of this year’s annual meeting, which would be no earlier than February 16, 2022 and no later than March 18, 2022. If, however the date of the meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than 120 days prior to the 2022 annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or 10th day following the day on which public announcement of the date of such meeting is first made by the us. The stockholder must also provide all of the information required by our Second Amended and Restated Bylaws.
HOUSEHOLDING
The SEC allows companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Householding is the term used to describe the practice of delivering a single set of notices, proxy statements and annual reports to any household at which two or more stockholders reside. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. Householding will continue until you are notified otherwise or you submit contrary instructions.
The Company will promptly deliver an additional copy of any such document to any stockholder who writes the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notice, proxy statement and annual report, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Altice USA, Inc., Corporate Secretary, 1 Court Square West, Long Island City, New York 11101 or call 1-516-803-2300.

ANNUAL REPORT ON FORM 10-K
We will furnish (upon payment of a reasonable charge for any exhibit requested) a copy of our annual report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, to any stockholder who requests one in writing. Any such request should be directed to Altice USA, Inc., Investor Relations, 1 Court Square West, Long Island City, New York 11101.

Michael E. Olsen
Executive Vice President,
General Counsel and Secretary

Long Island City, New York
April 29, 2021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on June 15, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ATUS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on June 15, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D53952-P56203

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALTICE USA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Patrick Drahi	☐	☐	☐
1b. Gerrit Jan Bakker	☐	☐	☐
1c. Manon Brouillette	☐	☐	☐
1d. David Drahi	☐	☐	☐
1e. Dexter Goei	☐	☐	☐
1f. Mark Mullen	☐	☐	☐
1g. Dennis Okhuijsen	☐	☐	☐
1h. Charles Stewart	☐	☐	☐
1i. Raymond Svider	☐	☐	☐

The Board of Directors recommends you vote FOR proposal 2:	**For**	**Against**	**Abstain**
2. To ratify the appointment of the Company's Independent Registered Public Accounting Firm for 2021.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D53953-P56203

ALTICE USA, INC.
Annual Meeting of Shareholders
June 16, 2021, 9:00 AM, ET
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Michael Olsen as proxy, with the power to appoint his substitute, and hereby authorize(s) him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ALTICE USA, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, ET on June 16, 2021, at www.virtualshareholdermeeting.com/ATUS2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side